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                                                                   EXHIBIT 10.13

EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13



                     SOFTWARE LICENSE AND SUPPORT AGREEMENT





                                     BETWEEN





                            EMPIRE HEALTHCHOICE, INC.




                                       AND




                   INTERNATIONAL BUSINESS MACHINES CORPORATION





                                      DATED

                                  JUNE 1, 2002

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EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13

                                TABLE OF CONTENTS

1. BACKGROUND ................................................................  1

   1.1   Background ..........................................................  1
   1.2   Construction ........................................................  1

2. DEFINITIONS ...............................................................  1

   2.1   Certain Definitions .................................................  1
   2.2   Other Terms .........................................................  5

3. SOFTWARE DEVELOPMENT AND SYSTEMS INTEGRATION ..............................  5

   3.1   Overview ............................................................  5
   3.2   Development Responsibilities ........................................  5
   3.3   Project Management ..................................................  7
   3.4   Testing and Initial Approval of the Licensed Works ..................  7
   3.5   Migration Planning; Implementation and Systems Integration ..........  8
   3.6   Completion of Development and Systems Integration ...................  8
   3.7   Acceptance of the Licensed Works ....................................  8
   3.8   "Grace Period"; Remedy for Delayed Completion of the
             Development and Systems Integration .............................  9
   3.9   Training ............................................................ 10
   3.10  Financial Commitment to Complete the Licensed Software .............. 11
   3.11  Users Group ......................................................... 11
   3.12  Subcontracting ...................................................... 11
   3.13  IBM Contract Executive .............................................. 12

4. LICENSES AND RESTRICTIONS ................................................. 12

   4.1   License Grant ....................................................... 12
   4.2   Copies .............................................................. 12
   4.3   Sublicenses ......................................................... 13
   4.4   Usage Parameters .................................................... 13
   4.5   Certain Restrictions ................................................ 13
   4.6   Access to Systems                                                     13
   4.7   Patent Rights ....................................................... 14

5. OWNERSHIP; INTELLECTUAL PROPERTY RIGHTS ................................... 14

   5.1   Ownership of Intellectual Property .................................. 14
   5.2   Third Party Products ................................................ 14
   5.3   Reporting ........................................................... 14
   5.4   Residual Knowledge .................................................. 14

6. SUPPORT AND MAINTENANCE ................................................... 15

7. FEES; PAYMENT; AND TAXES .................................................. 15

   7.1   Fees ................................................................ 15
   7.2   Organic Growth; Growth by Merger .................................... 16
   7.3   Future Discussion of Maintenance Fees ............................... 16

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EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13

    7.4    Invoices .......................................................... 16
    7.5    Payment Due ....................................................... 16
    7.6    Set Off ........................................................... 17
    7.7    Disputed Charges .................................................. 17
    7.8    Taxes ............................................................. 18
    7.9    Audit of Empire ................................................... 19
    7.10   Audit of IBM (and deNovis) ........................................ 20

8.  NO OTHER SERVICES ........................................................ 22

9.  ESCROW OF SOURCE CODE .................................................... 22

10. LIMITED WARRANTIES AND DISCLAIMERS ....................................... 23

    10.1   IBM represents and warrants to Empire that: ....................... 23
    10.2   DISCLAIMER OF WARRANTIES .......................................... 24

11. LIABILITY ................................................................ 24

    11.1   General Intent .................................................... 24
    11.2   Liability Restrictions ............................................ 24

12. INDEMNIFICATION .......................................................... 26

    12.1   Intellectual Property Indemnification ............................. 26
    12.2   Subcontractor Indemnity ........................................... 26
    12.3   Additional Indemnities ............................................ 26
    12.4   Infringement: Injunctive Relief ................................... 26
    12.5   Procedures With Respect to Indemnities ............................ 27
    12.6   Indemnification Procedures ........................................ 27
    12.7   Subrogation ....................................................... 28

13. SAFEGUARDING OF DATA; CONFIDENTIALITY .................................... 28

    13.1   Empire Information ................................................ 28
    13.2   Safeguarding Empire Data .......................................... 29
    13.3   Confidentiality ................................................... 29
    13.4   HIPAA Privacy and Security Requirements ........................... 31
    13.5   HIPAA Transactions Rule ........................................... 34
    13.6   HIPAA Security Rule ............................................... 34
    13.7   Other HIPAA Administrative Simplification Regulations ............. 34

14. TERM AND TERMINATION ..................................................... 34

    14.1   Term .............................................................. 34
    14.2   Termination For Cause by Empire ................................... 34
    14.3   Additional Termination Rights ..................................... 35
    14.4   Termination Prior To The Acceptance Date .......................... 35
    14.5   Termination of Maintenance and Support Services by Empire ......... 35
    14.6   Termination Upon Change of Control ................................ 35
    14.7   Due To IBM's Financial Inability To Perform ....................... 36
    14.8   Termination by Empire Due To Force Majeure Event .................. 36
    14.9   Termination by Empire for Convenience ............................. 36

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EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13

    14.10  Termination related to Staten Island Sublease ..................... 36
    14.11  Effect of Termination ............................................. 37
    14.12  Survival .......................................................... 37

15. DISPUTE RESOLUTION ....................................................... 37

    15.1   Informal Dispute Resolution ....................................... 37
    15.2   Litigation ........................................................ 38
    15.3   Continued Performance ............................................. 38
    15.4   Waiver of Right to Jury Trial ..................................... 38

16. GENERAL PROVISIONS ....................................................... 38

    16.1   Governing Law; Jurisdiction ....................................... 38
    16.2   Assignment ........................................................ 38
    16.3   Amendments; Waivers ............................................... 39
    16.4   Complete Agreement ................................................ 39
    16.5   Suspension of Performance ......................................... 39
    16.6   Notices ........................................................... 40
    16.7   Compliance with Laws .............................................. 40
    16.8   No Third Party Beneficiaries ...................................... 41
    16.9   Counterpart and Facsimile Signatures .............................. 41
    16.10  Force Majeure ..................................................... 41
    16.11  Revenue Sharing for Sales of the Licensed Software ................ 42
    16.12  Most Favored Customer ............................................. 45
    16.13  Public Disclosures ................................................ 45
    16.14  Service Marks ..................................................... 45
    16.15  Nonsolicitation of Employees ...................................... 46
    16.16  Covenant of Good Faith ............................................ 46
    16.17  Consents and Approval ............................................. 46
    16.18  Severability ...................................................... 46
    16.19  Relationship of the Parties ....................................... 46
    16.20  Mutually Negotiated ............................................... 47
    16.21  Effect of Headings ................................................ 47

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EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13

                                   ATTACHMENTS

Attachment A:       Description of Licensed Works and Software Requirements
                    Document

      Attachment A-1:     Description of Licensed Software

      Attachment A-2:     Empire's Business Features and Function Requirements

      Attachment A-3:     Description of Licensed Software Features and
                          Functions

      Attachment A-4:     Empire's Technical Requirements (Including Specific
                          "Scalability" Requirements)

            Attachment A-4-1:    Empire's Technical Requirements for the
                                 Licensed Software

            Attachment A-4-2:    Empire's "Scalability" Requirements for the
                                 Licensed Software

      Attachment A-5:     Information Resource Management Requirements (Data
                          Access and Integration Requirements

Attachment B:       Support and Maintenance

Attachment C:       Development and License Fee and Maintenance Fees

Attachment D:       Identification of Escrow Agreement

      Attachment D-1:     Preferred Escrow Agreement

Attachment E:       Third Party Products

Attachment F:       Development Project Management Guidelines

      Attachment F-1:     Project Management Process

Attachment G:       Development Project Testing Procedures

Attachment H:       [Not Used.]

Attachment I:       Development Project Software Engineering Process

      Attachment I-1:     Details of Development Project Software Engineering
                          Process

Attachment J:       Overall Project Plan

Attachment K:       Development Project Plan

Attachment L:       Development Project Disaster Recovery Plan Outline

Attachment M:       DeNovis Statement Regarding Back-Up of Licensed Software

Attachment N:       Empire Competitors

                                      -iv-


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EMPIRE/IBM CONFIDENTIAL                                         FINAL Version 13


                     SOFTWARE LICENSE AND SUPPORT AGREEMENT


     This Software License and Support Agreement, effective as of June 1, 2002 (the "Effective Date"), is entered into by and between International Business Machines Corp., a New York corporation, having a place of business at Route 100, Somers, New York 10589 ("IBM"), and Empire HealthChoice, Inc. doing business as Empire Blue Cross and Blue Shield, a New York corporation with its corporate headquarters located at 11 W. 42/nd/ Street, New York, New York 10036 ("Empire") an independent licensee of the Blue Cross and Blue Shield Association.

1.   BACKGROUND

1.1  Background.

     This Agreement is being made and entered into with reference to the following:

     (a) Empire desires to outsource to IBM certain services currently performed by Empire, in order to generate savings, which savings (a key element of generating these savings to Empire is the utilization of IBM Personnel in India) will be used in part in connection with the Licensed Software, and modernization of Empire's other core applications.

     (b) IBM desires to license the new Claims Engine to Empire, and Empire desires to utilize such Claims Engine as its primary insurance claims processing product.

     (c) Empire desires to license the Portal Toolkits and Framework Software to IBM, in return for credits earned from IBM's sale of such software and related products based on such software.

     (d) The Parties desire to mutually enter into a structure allowing future joint development of health care products.

     (e) Having reached agreement on contract terms, the Parties are entering into the following agreements to memorialize the terms and conditions under which the foregoing shall be consummated and provided: (i) this Agreement, (ii) the Licensing and Joint Development Agreement, and
          (iii) the Master Services Agreement.

1.2  Construction.

     The provisions of this Section 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give full effect to the provisions in this Section 1.

2.   DEFINITIONS

2.1  Certain Definitions.

     (a)  "Acceptance Date" has the meaning specified in Section 3.7(d).

     (b) "Affiliate" means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

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     (c)  "Administrative Services Only Processing" or "ASO Processing" means any processing for self-insured accounts of Empire for which Empire administers, in whole or in part, health benefits and for which Empire has no liability for the payment of claims (IBM is an example of an ASO customer as of the Effective Date).

     (d) "Agreement" means this Software License and Support Agreement, including its schedules, exhibits, and appendices, as the same may be amended by the Parties from time to time in accordance with Section 16.3.

     (e)  "Applicable Auditee" has the meaning specified in Section 7.10(a).

     (f) "Commercially Reasonable Efforts" means taking such steps and performing in such a manner as a well managed software development company, in the case of IBM, or a well managed health insurance company, in the case of Empire, would undertake under similar circumstances where such company was acting in a determined, prudent and reasonable manner to achieve a particular desired result.

     (g)  "Confidential Information" has the meaning specified in Section
          13.3(a).

     (h) "Control" and its derivatives means possessing, directly or indirectly, the power to direct or cause the direction of the management policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

     (i)  "CS-90" has the meaning specified in Section 3.2(f).

     (j)  "Deficiency Notice" has the meaning specified in Section 3.4(a).

     (k)  "Deliverables" has the meaning specified in Section 3.2.

     (l) "deNovis" means deNovis, Inc., the entity from which IBM is licensing the Licensed Works.

     (m) "deNovis Revenue Sharing Credits" has the meaning specified in Section 16.11(d)(ii).

     (n)  "Development and License Fee" has the meaning specified in Section
          7.1.

     (o)  "Development Project Plan" has the meaning specified in Section
          3.2(a).

     (p) "Disabling Code" means any code which would have the effect of disabling or otherwise shutting down all or any portion of the Licensed Software.

     (q)  "Dispute Date" has the meaning specified in Section 15.1(a)(i).

     (r) "Divested Entity" means a divested line of business or entity of Empire (no longer Controlled by Empire) acting either as an independent entity or a part of another entity.

     (s) "Documentation" means all written or electronic documentation pertaining to the Licensed Software including manuals, user guides, help screens which are provided by or for IBM to Empire hereunder.

     (t)  "Earned" has the meaning specified in Section 16.11(d)(iii).

     (u)  "Empire Auditors" has the meaning specified in Section 7.10(a).

     (v) "Empire Confidential Information" has the meaning specified in Section 13.3(a).

     (w)  "Empire Data" has the meaning specified in Section 5.1(b).

     (x) "Empire Information" means all information, in any form, furnished or made available directly or indirectly to IBM by Empire or otherwise obtained by IBM from Empire. Such information first provided by IBM or its suppliers to Empire hereunder shall not be deemed to be Empire Information.

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     (y)    "Empire's Processing" means the use of the Licensed Works for
            Empire's business purposes, including processing being performed by Empire as of the Effective Date and, in the case of Empire business currently being processed by NASCO for Empire, to the extent such processing is subsequently performed by Empire, but excluding Empire's use of the Licensed Works as a Service Bureau. "Empire's Processing" also includes (i) permitting third parties to access or to interact with the Licensed Works in connection with Empire's business, but excludes use of the Licensed Software by third party service providers (such access is described in Section 4.3); and
            (ii) the use of the Licensed Works by Empire to process work for Divested Entities (to the same extent that such Divested Entity was permitted to benefit from the License hereunder as an Affiliate of Empire) for a period up to twelve (12) months after the date such Divested Entity ceases to be an Affiliate. For the avoidance of doubt the term "Empire's Processing" shall not limit the number of users, number of locations, sites or instances of the Licensed Works maintained by Empire.

     (z)    "Escrow Agent" has the meaning specified in Section 9.

     (aa)   "Escrow Agreement" has the meaning specified in Section 9.

     (bb)   "Escrow Cap" has the meaning specified in Section 7.7(b).

     (cc)   "Escrow Threshold" has the meaning specified in Section 7.7(b).

     (dd)   "Errors" has the meaning specified in Section 10.1(f).

     (ee)   "Export Act" has the meaning specified in Section 16.7(b).

     (ff)   "Grace Period" has the meaning specified in Section 3.8(a).

     (gg)   "Gross Revenues" has the meaning specified in Section 16.11(b).

     (hh) "Harmful Code" means (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor. "Harmful Code" does not include Disabling Code.

     (ii)   "IBM Contract Executive" has the meaning specified in Section 3.13.

     (jj) "Including" and its derivatives (such as "include" and "includes") mean including without limitation. This term is as defined, whether or not capitalized in this Agreement.

     (kk)   "Initial Approval Date" has the meaning specified in Section 3.4(c).

     (ll)   "License" has the meaning specified in Section 4.1.

     (mm) "Licensed Software" means deNovis' eHD enterprise software platform (including the Third Party Products) as described in Attachment A and summarized in Attachment A-1 thereto, together with all Modifications thereto. The Licensed Software is also referred to as the "Claims Engine".

     (nn) "Licensed Works" means collectively, the Licensed Software and the Documentation.

     (oo) "Licensing and Joint Development Agreement" means that certain Licensing and Joint Development Agreement by and between the Parties executed concurrently with this Agreement.

     (pp) "Life" ("Lives") means any individual(s) covered by a benefit plan insured or administered by Empire (including insurance companies, self-insured employees, buying cooperatives, and unions) or any Empire Affiliate.

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     (qq)   "Losses" means all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

     (rr)   "Maintenance Fees" has the meaning specified in Section 7.1.

     (ss) "Master Services Agreement" means that certain Master Services Agreement by and between the Parties executed concurrently with this Agreement.

     (tt)   "Merger Growth" has the meaning specified in Section 7.2(b).

     (uu) "Modification" means any error correction, workaround, update, revision, enhancement, modification or derivative work of the Licensed Software (including Updates and Upgrades (as defined in Attachment B)) which is provided by or on behalf of IBM to Empire hereunder.

     (vv)   "NASCO" means National Accounts Services Company, LLC.

     (ww)   "Notice of Election" has the meaning specified in Section 12.6(a).

     (xx) "Object Code Form" means a form of software code resulting from the translation or processing of software in Source Code Form by a computer into machine language, which thus is in a form that would not be convenient to human understanding of the software.

     (yy)   "Organic Growth" has the meaning specified in Section 7.2(a).

     (zz) "Out-of-Pocket Expenses" means reasonable, demonstrable and actual out-of-pocket expenses incurred by IBM for equipment, materials, supplies or services provided to or for Empire as identified in this Agreement, but not including IBM's overhead costs (or allocations thereof), administrative expenses or other mark-ups.

     (aaa) "Overall Project Plan" means a high-level project plan attached hereto as Attachment K describing the plan for completing the development of the Licensed Works and the Systems Integration Effort, which includes major milestones and dates by which such milestones will be completed.

     (bbb) "Party" means either Empire or IBM, as applicable; "Parties" means both Empire and IBM.

     (ccc)  "Permitted Users" has the meaning specified in Section 12.4.

     (ddd) "Project Plan" means, collectively, the Overall Project Plan, the Development Project Plan and the Systems Integration Project Plan.

     (eee) "Residuals" means those ideas, concepts, know-how, and techniques related to information in non-tangible form which is retained in the unaided memories of the employees of a Party and which such Party individually or jointly, develops, learns or discloses under this Agreement.

     (fff)  "Revenue Sharing" has the meaning specified in Section 16.11(a).

     (ggg)  "Revenue Sharing Escrow Threshold" has the meaning specified in
            Section 16.11(f)(ii).

     (hhh)  "Security Rule" has the meaning specified in Section 13.6.

     (iii) "Service Bureau" means a business offering whereby Empire or its Affiliates processes health insurance claims utilizing the Licensed Software for insurance companies or health plans without including a material business offering other than such processing. Service Bureau shall not include ASO Processing.

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     (jjj)  "Source Code Form" means a form of software code in which a computer program's logic is easily deduced by a human being with reasonable skill in the art.

     (kkk) "Software Specifications" mean the specifications and use cases for the Licensed Software developed (following the software engineering process attached hereto as Attachment I) pursuant to the Development Project Plan based on the software description, business and technical requirements attached hereto as Attachment A (and the related schedules thereto).

     (lll)  "Systems Integration Effort" has the meaning specified in Section
            3.5.

     (mmm)  "Systems Integration Project Plan" has the meaning specified in
            Section 3.5.

     (nnn)  "Term" has the meaning specified in Section 14.1.

     (ooo)  "Testing Period" has the meaning specified in Section 3.4(a).

     (ppp)  "Testing Procedures" has the meaning specified in Section 3.4(a).

     (qqq) "Third Party Products" means those third party software programs, data and databases that are embedded or included within the Licensed Works. The Third Party Products are listed on Attachment E.

     (rrr)  "Transactions Rule" has the meaning specified in Section 13.5.

     (sss)  "Usage Parameters" has the meaning specified in Section 4.4.

     (ttt)  "Users Group" has the meaning specified in Section 3.11(a).

     (uuu)  "Warranty Period" has the meaning specified in Section 10.1(f).

2.2  Other Terms.

     Other terms used in this Agreement are defined where they are used and have the meanings there indicated. Those terms, acronyms and phrases utilized in the IT services industry or other pertinent business context shall be interpreted in accordance with their generally understood meaning in such industry or business context.

3.   SOFTWARE DEVELOPMENT AND SYSTEMS INTEGRATION

3.1  Overview.

     As of the Effective Date the Licensed Works are under development. IBM will complete development of the Licensed Works as further described in this
     Section 3. During such development effort and continuing thereafter IBM will perform the Systems Integration Effort (as defined below) to implement, migrate and fully systems integrate the Licensed Works into Empire's environment. As further described in Section 3.5, such Systems Integration Effort will be performed by IBM as a "Project" under Schedule A-5 of the Master Services Agreement.

3.2  Development Responsibilities.

     IBM will use Commercially Reasonable Efforts to complete the development of the Licensed Works and provide to Empire all deliverables identified in the Development Project Plan ("Deliverables") in accordance with the Development Project Plan by the times set forth in the Development Project Plan and in accordance with other attachments attached hereto and as described in Sections 3.2(a) through 3.2(e), below:

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     (a)  The Licensed Works development effort will be performed by IBM in accordance with the Overall Project Plan and the development project plan described in Attachment K, which shall be consistent in all respects with the Overall Project Plan as updated from time to time by the mutual agreement of the Parties (the "Development Project Plan"), which includes major milestones and dates by which the milestones will be completed.

     (b) The Licensed Software will satisfy the description of the Licensed Software and the business and technical requirements (including hardware/third party software environments) for the Licensed Software as described in Attachment A. As described in the Development Project Plan, the business and technical requirements will be used by IBM to develop the Software Specifications. The business and technical requirements are comprised of several components:

          (i)   Attachment A-1: Description of Licensed Software.

          (ii) Attachment A-2: Empire's Business Features and Functions Requirements.

          (iii) Attachment A-3: Description of Licensed Software features and functions.

          (iv) Attachment A-4: Empire's Technical Requirements (Including Specific "Scalability" Requirements).

          (v) Attachment A-5: Information Resource Management Requirements (Data Access and Integration Requirements).

          (vi) In addition, Empire will have the right to collaborate with IBM (and deNovis), as part of the Development Project Plan, with respect to the "HICL Editor" and "HICL Testing Tools and Environment" and will have the right to approve the design of such Editor and Testing and Tools Environment that is intended for implementation at Empire. The HICL Editor and HICL Testing Tools and Environment will have to pass Empire's acceptance criteria (as part of the requirements) before implementation of the Licensed Software begins.

          (vii) In addition, IBM will "port" the Licensed Software, in accordance with the Development Project Plan from a Sun Solaris environment to an AIX environment, then from an AIX environment to a "System 390" (z/OS operating system) environment. As part of the "port" from AIX to System 390, IBM will ensure that the Licensed Software includes the ability to take advantage of a "parallel sysplex enabled" environment.

          The following order of precedence shall govern in the event of inconsistencies between the above requirements: (1) subsections (vi) and (vii); (2) Attachment A-5; (3) Attachment A-2; (4) Attachment A-4;
          (5) Attachment A-3; and (6) Attachment A-1.

     (c) The Licensed Software will be developed using the software engineering process described in Attachment I.

     (d) The interim testing, acceptance testing and quality assurance processes and criteria for the development of the Licensed Software are described in Attachment G.

     (e) IBM and deNovis will establish and maintain a disaster recovery process to protect the development of the Licensed Works within thirty
          (30) days of the Effective Date and such disaster recovery process shall be consistent with the draft disaster recovery process attached hereto as Attachment L. In addition, deNovis has provided representation to Empire (attached hereto as Attachment M) regarding its current practice (as of the Effective Date) regarding back-up of the Licensed Software and shall perform such back-ups in a manner consistent with such current practice.

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     (f)  For the avoidance of doubt, as a requirement of the Licensed Software
          (and included within the Development and License Fee and Maintenance
          Fee), the Licensed Software will include all customization work to make necessary Modifications to the Licensed Software to move all of Empire's business from Empire's legacy CS-90 system ("CS-90") to the Licensed Software, including all business that my be added to the CS-90 system (whether from new business or conversion of NASCO Processing to CS-90) after the Effective Date and prior to the completion of the Systems Integration Effort. After completion of the Systems Integration Effort, if new customizations to the Licensed Software are required that are Empire-specific (e.g. not required for other licensees of the Licensed Software), and not envisioned by IBM to be included in the ongoing evolution of the Licensed Software and such customizations cannot be developed from (i.e. requires the coding of new "OPS") the existing features and functions of the Licensed Software (e.g.: "CVC", "OPS" and "Data Model"), such customizations shall be performed as part of the "Modernization" efforts under the Master Services Agreement and will not be "Modifications" under this Agreement.

     (g) In addition, IBM shall, during the development process to complete the Licensed Software under this Agreement, modify the Portal Toolkits (as defined in the Licensing and Joint Development Agreement): (i) to enable the Portal Toolkits to run on IBM's z/OS operating system; and
          (ii) to achieve full integration with the Claims Engine, which shall be completed no later than the Initial Approval Date of the Licensed Software (and such modifications will be tested by Empire as part of such testing of the Licensed Software). Such modifications to the Portal Toolkits shall be included in the Development and License Fee.

     Empire acknowledges that the success of the development effort being undertaken by IBM pursuant to this Agreement is dependent (in part) upon Empire's reasonable cooperation and interaction with deNovis and IBM, including as specified in the Development Project Plan. Empire will make its personnel reasonably available to respond to IBM's inquiries and to consult with IBM during the development of the Licensed Software to clarify requirements. IBM shall not be responsible for any delays in the development schedule if and only to the extent caused directly or indirectly by Empire or its respective Affiliates or its or their unreasonable refusal or delay in cooperating or responding in a timely manner to IBM's inquiries or requests for information; provided IBM has promptly notified Empire of all such Empire delays as they occur at the next bi-weekly SMT Process meeting (as further described in Attachment F) and in writing. The validity and impact of such delays on the Development Project Plan schedule will be fully and finally resolved through the SMT Process.

3.3  Project Management.

     The Parties agree to comply with the development project management guidelines set forth in Attachment F. The development project management guidelines will include a detailed change order and bug tracking process.

3.4  Testing and Initial Approval of the Licensed Works.

     (a) The testing procedures to evaluate the Licensed Works' compliance with Attachment A and the Software Specifications (the "Testing Procedures") are attached to this Agreement as Attachment G and shall include, at a minimum, a process to convert the use cases in the Software Specifications to test cases, a process to confirm that the Licensed Software conforms to the requirements set forth in Attachment A and a process for testing and certifying the proper performance of the Licensed Software in a

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          mainframe environment. After completion and delivery of the final
          Licensed Works in accordance with the Development Project Plan schedule, Empire will have a period of ninety (90) days in which it shall evaluate and test the Licensed Software and review the Documentation in accordance with the Testing Procedures to determine its compliance with Attachment A and the Software Specifications (the "Testing Period"). Throughout the Testing Period, the Parties shall work together as part of an iterative process to review the progress of the development effort to complete the Licensed Works. In the event that the Licensed Software does not comply with Attachment A and the Software Specifications, Empire shall deliver to IBM written reports detailing instances in which Licensed Software fails to so comply, together with all relevant diagnostic and testing output and history generated by Empire (each, a "Deficiency Notice"). IBM shall use Commercially Reasonable Efforts to correct the identified deficiencies promptly and in any case within thirty (30) days from receipt of Deficiency Notice and make corrected version(s) of the Licensed Works available to Empire for re-evaluation.

     (b) During the testing process, the Parties will regularly assess the Development Project Plan in light of the development process to mutually determine any changes to the Development Project Plan schedule.

     (c) The date on which the Parties mutually agree that all Licensed Software conforms in all material respects with Attachment A and the Software Specifications shall be termed the "Initial Approval Date". IBM will continue to use Commercially Reasonable Efforts to promptly correct any identified non-material nonconformities. Notwithstanding the foregoing, the Initial Approval Date shall not be deemed to constitute the Acceptance Date as defined in Section 3.7(d).

3.5  Migration Planning; Implementation and Systems Integration.

     Following the Initial Approval Date (as specified in the Systems Integration Project Plan (defined below)), IBM shall install and implement the Licensed Software; systems integrate the Licensed Software to surrounding systems, both existing and new, into Empire's environment (so that Empire will be able to process and pay claims in live production operations); and migrate Empire's core processing operations from Empire's legacy CS-90 system to the Licensed Software (collectively, the "Systems Integration Effort"). IBM will perform such Systems Integration Effort (if any) as a "Project" under the Master Services Agreement, pursuant to Schedule A-5 for Systems Integration and Modernization. The details of this Systems Integration Effort will be described in the "Systems Integration Project Plan" (as defined in Schedule A-5 to the Master Services Agreement) for the Claims Engine, which shall be consistent in all respects with the Overall Project Plan, unless otherwise mutually agreed by the Parties.

3.6  Completion of Development and Systems Integration.

     IBM agrees to use Commercially Reasonable Efforts to complete the development of the Licensed Works and achieve Empire's acceptance of the completed Systems Integration Effort by the respective dates set forth in the Development Project Plan and the Systems Integration Project Plan.

3.7  Acceptance of the Licensed Works.

     (a) Empire's acceptance testing of the Licensed Works as part of the Systems Integration Effort into Empire's environment will be as described in the applicable Testing Procedures developed pursuant to Schedule A-5 to the Master Services Agreement and will include a test of the Licensed Works as integrated into Empire's environment

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          (targeted to be ninety (90) days); parallel operation of two systems
          (CS-90 and the Licensed Software) for Empire's first lines of business (i.e., PPO/EPO/NEPO, as identified in the Overall Project Plan) to be converted to the Licensed Works (targeted to be ninety (90) days); and will be concluded upon Empire's commencement of paying claims in live production operations using the Licensed Software.

     (b) The Parties shall commence and will perform such acceptance testing upon IBM's completion of the Systems Integration Effort for Empire's first lines of business.

     (c) Upon the successful completion of Empire's testing of the Licensed Works pursuant to the applicable Testing Procedures as integrated into Empire's environment (including the "scalability" requirements set forth in Attachment A-4) and such parallel operation with CS-90 for ninety (90) continuous days (or less time at Empire's option) and the Licensed Works produce the same results as the CS-90 system (except to the extent that CS-90 is producing incorrect results and excluding testing of the "scalability" requirements of the Licensed Works in comparison to CS-90), Empire shall accept the Licensed Works by (a) providing written notice to IBM; or (b) utilizing the Licensed Software to pay actual claims for members in live production operations, at which time Empire shall notify IBM of its acceptance in writing.

     (d)  The earlier of the date of either of such occurrences set forth in
          Section 3.7(c) shall be the "Acceptance Date" of the Licensed Software. In the event that an unauthorized person at Empire begins to utilize the License Software to pay actual claims, Empire may, by written notice to IBM, withdraw its acceptance of the Licensed Works; provided that (i) such withdrawal is within three (3) business days of the start of such utilization; and (ii) Empire immediately ceases use of the Licensed Software to pay actual claims.

3.8 "Grace Period"; Remedy for Delayed Completion of the Development and Systems Integration.

     (a) Provided that IBM is continuing to work in good faith toward completion of the development effort and Systems Integration Effort, Empire agrees that, subject to this Section 3.8, IBM will have an eight (8) month (two hundred and forty four (244) day) grace period in which to complete the development effort for the Licensed Software and achieve Empire's acceptance of the completed Systems Integration Effort for Empire's first lines of business to be converted to the Licensed Works (the "Grace Period"). The Grace Period will be added to the applicable date (the date to achieve Empire's commencement of paying claims in live production operations using the Licensed Software (called "Go Live (PPO/EPO/NEPO)" in the Overall Project Plan) set forth in the Overall Project Plan. Such date shall initially be July 16, 2004 and may be extended due to Empire's delays pursuant to the last paragraph of Section 3.2.

     (b) Notwithstanding Section 3.8(a), Empire shall have the right to terminate the Grace Period as of July 16, 2004, (which date may be extended due to Empire's delays pursuant to the last paragraph of
          Section 3.2), if by such date IBM has not yet successfully completed both the "IBM Accepts eHD R2 (Empire R1) System on System 390" and the "deNovis/IBM completes eHD R2 (Empire R1) Scalability Test" milestones identified in the Overall Project Plan.

     (c) If (A) IBM terminates the development effort or the Systems Integration Effort for convenience (pursuant to Section 14.4); (B) IBM fails to complete the development of the Licensed Software and achieve Empire's acceptance of the completed Systems Integration Effort by the date set forth in the Overall Project Plan as extended by the Grace Period; (C) IBM fails to complete the development of the Licensed Software and

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          achieve Empire's acceptance of the completed Systems Integration
          Effort by the date set forth in the Overall Project Plan and Empire terminates the remaining portion of the Grace Period pursuant to
          Section 3.8(b); or (D) if Empire terminates this Agreement pursuant to
          Section 14.2, 14.3, 14.6(a), 14.7 or 14.8, then Empire may, upon written notice to IBM, as its sole remedy with respect to such failed delivery under this Agreement:

          (i) Terminate this Agreement upon written notice and have no liability to pay the Development and License Fees or Maintenance Fees hereunder;

          (ii) Within five (5) business days of the effective date of Empire's written request following such termination, receive a refund from IBM (which IBM shall provide) of (A) all Development and License Fees prepaid by Empire (as of the Effective Date) pursuant to Attachment C; and (B) all amounts spent by Empire on the implementation and systems integration services provided by IBM under the Master Services Agreement related to the Licensed Software (if any), not to exceed thirty million U.S. dollars ($30,000,000);

          (iii) To the extent that the amount refunded under section 3.8(c)(ii)(B) is less than thirty million U.S. dollars ($30,000,000), IBM will also, within five (5) business days of the effective date of such termination, pay Empire the difference between such amount and thirty million U.S. dollars ($30,000,000). But, such difference shall be reduced (not below $0) by the amount that IBM demonstrates to Empire that IBM has spent on its own (not paid by Empire) or with deNovis on the Licensed Software development (starting on the Effective Date) through the effective date of such termination. By way of example, but not limitation, if Empire had spent $5,000,000 on systems integration with IBM and IBM had spent $10,000,000 with deNovis, the amount refunded would be $20,000,000: [$5,000,000 spent on systems integration] + [[$25,000,000 (difference between $30MM and $5MM)] - [$10,000,000 spent with deNovis]] = $20,000,000;

          (iv)  Terminate any and all remaining obligations of Empire under
                Section 4.2 of Schedule C to the Master Services Agreement; and

          (v) Terminate the Limited Exclusivity under the Licensing and Joint Development Agreement.

3.9  Training.

     IBM agrees to provide the following training services to Empire as part of the Development and Licensing Fee:

     (a) IBM will provide three (3) four (4) week classes reasonably adequate to train Empire designated "super users" (as defined in Section 3.9(c)) with regard to the Licensed Software at a location specified by Empire. Empire shall be responsible for providing appropriate space for IBM to provide the classes. Each class will include a minimum of two (2) trainers.

     (b)  IBM will provide detailed training materials to support the classes.

     (c) The intended audience for such classes will be Empire "super users," which shall be those Empire personnel who will be involved in the configuration of the Licensed Software, those involved in the configuration of HICL, and those who will train the Empire End-Users. The classes will include instruction on (i) "train the trainer" with regard to the use of "Release 1.1" of the Licensed Software that is installed at Empire

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            pursuant to the Systems Integration Effort, or such other release as agreed to by Empire; (ii) configuration of HICL rules; (iii) configuration of benefits plans; and (iv) generic configuration of the Licensed Software.

3.10  Financial Commitment to Complete the Licensed Software.

      In addition, IBM agrees to spend (itself or with deNovis) an amount equal to all of the Maintenance Fees paid by Empire solely on the development / maintenance of the Licensed Software and the Systems Integration Effort under this Agreement until the Systems Integration Effort is fully completed for the roll-out of the Licensed Software into Empire's business.

3.11  Users Group.

      (a) When there are sufficient users to support a users group, IBM will use Commercially Reasonable Efforts to establish or assist the commercial user community Licensed Software users to establish a users group (the "Users Group"). IBM will use Commercially Reasonable Efforts to support such Users Group.

      (b) If IBM or deNovis enters into a transaction with a single major government or commercial user for the Licensed Software, IBM and deNovis each warrant and shall ensure that the priorities with respect to Updates and Upgrades for the Licensed Software arising out of the IBM or deNovis relationship with such user will not take priority over the Users Group's priorities for Updates and Upgrades to the Licensed Software.

3.12  Subcontracting.

      (a) IBM will not delegate or subcontract, without Empire's prior written approval: (i) any of its material obligations, (ii) obligations that are material to any particular function constituting a part of IBM's obligations under this Agreement, or (iii) a material function or portion of the maintenance and support services. In seeking Empire's approval, IBM will specify in writing to Empire: (A) the specific components of IBM's obligations that IBM proposes to subcontract,
            (B) the scope of the proposed subcontract, and (C) the identity and qualifications of the proposed subcontractor. Empire shall have the right to approve or disapprove of proposed subcontractors in its sole discretion. Empire agrees and hereby approves deNovis as a subcontractor to IBM. In addition, Empire agrees that a reasonable number routine individual programmers who are independent contractors or are provided as individual programmers or analysts from a third party entity providing such services to IBM or deNovis will be deemed to be approved subcontractors as of the Effective Date.

      (b) Empire shall have the right to revoke its prior approval of a subcontractor, or for those instances where no prior approval was given, to request that an IBM subcontractor be removed, and in either case IBM shall remove such IBM subcontractor from the Empire account if: (i) the subcontractor's performance is materially deficient; (ii) the subcontractor is bought by a competitor of Empire, which competitors are listed in Attachment N as such Attachment N may be reasonably updated by Empire from time to time, or enters the health insurance business; or (iii) otherwise, or there have been material misrepresentations by or concerning the subcontractor. Notwithstanding the foregoing, Section 3.12(b)(i) and
            (iii) shall not apply to deNovis, and Empire shall have no right to revoke its acceptance of deNovis as a subcontractor hereunder.

      (c) IBM shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services and functions were performed by IBM employees and for purposes of this Agreement such work shall be

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            deemed work performed by IBM. Any delegation or subcontracting by
            IBM in violation of this Section 3.12 shall be null and void. IBM shall be Empire's sole point of contact with respect to this Agreement, including with respect to payment. IBM shall not disclose Confidential Information of Empire to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of IBM under this Agreement.

      (d) To the extent subcontractors, agents, representatives and other entities perform, or otherwise provide support to IBM related to IBM's obligations hereunder, IBM shall cause such entities to comply with the applicable obligations and restrictions under this Agreement.

3.13  IBM Contract Executive.

      IBM shall designate an individual to serve as "IBM Contract Executive." The IBM Contract Executive shall (i) serve as the single point of accountability for IBM with respect to this Agreement; and (ii) have day-to-day authority for undertaking to ensure customer satisfaction.

4.    LICENSES AND RESTRICTIONS

4.1   License Grant.

      Subject to the terms and conditions of this Agreement, IBM hereby grants to Empire and its Affiliates a worldwide, royalty-free (subject to the payment of the Development and License Fee hereunder), perpetual, irrevocable, non-exclusive, non-transferable (except in connection with a permitted assignment hereunder) license (the "License"):

      (a) to use, load, execute, display, perform, configure and operate the Licensed Software in Object Code Form for purposes of testing pursuant to the Testing Procedures and for continued testing through the Acceptance Date;

      (b) to use, load, execute, display, perform, configure, operate and support the Licensed Software in Object Code Form for and on behalf of Empire solely for Empire's Processing after the Acceptance Date;

      (c) to reproduce and make copies of the Licensed Software and Documentation solely as permitted by Section 4.2 below;

      (d) to use the Documentation solely for purposes of supporting the permitted uses of the Licensed Software described herein; and

      In addition, IBM agrees that Empire shall have the right to create adapters for and interfaces to the Licensed Software (and the Licensed Software will include connection points, as described in the applicable requirements and Software Specifications, for such adapters and interfaces); provided that such right does not include the right to create derivative works (as defined by the Copyright Act, 18 U.S.C. ss. 101, as amended) of the Licensed Software.

4.2   Copies.

      Empire may make a reasonable number of copies of the Licensed Software in Object Code Form and the Documentation for use including for backup and archive purposes in accordance with the licenses granted herein. Such copies shall be deemed to constitute Confidential Information

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      hereunder. Upon IBM's reasonable request, Empire shall notify IBM in writing of each copy made of the Licensed Software, and the facility where such copy will be stored and/or operated.

4.3   Sublicenses.

      Solely to support Empire's Processing, Empire may permit use of the Licensed Works under this Agreement by Empire or its Affiliates and Empire's (and its Affiliates) consultants, outsourcers and other contractors (including IBM and deNovis, if applicable) who are, in each case, bound by commercially-reasonable, legally-enforceable obligations (whether through their employment relationship or by written contract) that are sufficient to maintain the confidentiality of the Confidential Information in a manner that is consistent with restrictions on Empire. Without limiting Empire's Processing rights hereunder, Empire shall not allow use of the Licensed Works by all other persons. Empire shall be responsible for all use and misuse of the Licensed Works made by or authorized by Empire.

4.4   Usage Parameters.

      Empire acknowledges that the Licensed Software has specific usage parameters such as applicable load limitations, sizing parameters, hardware configurations, and other technical parameters set forth in the Software Specifications (the "Usage Parameters"). IBM shall have no responsibility for errors or performance defaults to the extent caused by Empire's use of the Licensed Software outside of these parameters. Notwithstanding the foregoing, the Usage Parameters for the Licensed Software will meet or exceed the requirements specified in Attachment A and the Software Specifications (including that the Licensed Software will meet or exceed Empire's scalability requirements in a mainframe environment and that, at a minimum, the Licensed Software will be able support seven million five hundred thousand (7,500,000) Lives within a single logical database).

4.5   Certain Restrictions.

      Except as expressly permitted hereby or by another agreement between the Parties, Empire shall not (a) copy or reproduce the Licensed Works in whole or in part; (b) modify, translate or create derivative works of the Licensed Works; (c) reverse engineer, decompile, disassemble or otherwise reduce the Licensed Software to Source Code Form; (d) distribute, sublicense, assign, share, timeshare, sell, rent, lease, grant a security interest in, use for service bureau purposes or otherwise transfer the Licensed Works; (e) export, re-export or transship the Licensed Works from any country in violation of applicable export or import laws; or (f) remove or modify any copyright, trademark or other proprietary notice of IBM or its suppliers affixed to the media containing the Licensed Works or contained within the Licensed Works. ALL RIGHTS NOT EXPRESSLY GRANTED HEREUNDER ARE RESERVED.

4.6   Access to Systems.

      As reasonably determined by Empire, Empire will allow IBM (and, if applicable, IBM's subcontractors hereunder), at no charge, to access and use any computer system and software of Empire or any of their respective Affiliates solely as necessary to perform IBM's obligations hereunder (including the support and maintenance obligations set forth in Attachment
      B). IBM agrees to comply with any applicable third party license agreements pertaining to such use and access to the extent that such agreements are provided to IBM.

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4.7   Patent Rights.

      IBM and deNovis each agree not to assert against Empire any claim of infringement of any IBM or deNovis patents embodied in or related to the Licensed Works that are or may be infringed by the use of such Licensed Works by Empire to the extent authorized in this Agreement.

5.    OWNERSHIP; INTELLECTUAL PROPERTY RIGHTS

5.1   Ownership of Intellectual Property.

      (a) Empire acknowledges and agrees that this Agreement grants only those license rights specified herein, and does not convey any title or ownership of the Licensed Works to Empire.

      (b) IBM acknowledges that it shall obtain no proprietary interest in or to any or all information, data and/or content entered, processed, stored or transmitted by the Licensed Software, in the course of Empire's exercise of the License hereunder, excluding information, data and/or content first provided by IBM to Empire as part of the Licensed Works ("Empire Data").

5.2   Third Party Products.

      All Third Party Products are included as part of the Development and License Fee hereunder. Without limiting IBM's responsibilities with respect to the Licensed Works hereunder, IBM makes no specific representations or warranties with respect to such Third Party Products. For the avoidance of doubt, notwithstanding the failure of any Third Party Products, IBM is responsible (and IBM is not relieved of its obligations):
      (a) to provide the Licensed Works to Empire in accordance with this Agreement; (b) to provide maintenance and support services in accordance with this Agreement and (c) to comply with IBM's obligations under this Agreement, as if such Third Party Products were not incorporated into or being used by the Licensed Software. Empire will comply with any additional terms or conditions with respect to the use of such Third Party Products that are contained on Attachment E, as amended from time to time by mutual agreement of the Parties.

5.3   Reporting.

      Empire shall promptly report to IBM upon becoming aware of any actual violation of Sections 4 or 5 hereof of which it has actual knowledge and shall take such further steps as may reasonably be requested by IBM to stop an ongoing violation and to prevent the re-occurrence of such violation.

5.4   Residual Knowledge.

      Either Party shall be free to use Residuals for any purpose, including use in the development, manufacturing, marketing and maintenance of its products and services, provided that such use does not infringe any valid patents or published or unpublished patent applications (including provisional applications), registered designs or copyrights of the other Party or third parties who have licensed or provided materials to the other Party. Notwithstanding the foregoing, this paragraph does not give a Party the right to use or disclose any Confidential Information consisting of:

      (a)   financial, statistical or personnel data of the other Party;

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      (b)   the business plans of the other Party including, in the case of
            Empire, healthcare insurance products, services and ancillary services;

      (c)   Empire customer information;

      (d)   proprietary information of third parties made available to IBM;

      (e) information that could reasonably be deemed to be uniquely developed for Empire that yields competitive advantage in the healthcare industry, except where such information is required to develop, implement or operate those elements of the Payor Services Offering (as defined in the Licensing and Joint Development Agreement) for which Revenue Sharing (as defined in the Licensing and Joint Development Agreement) is applicable;

      (f)   healthcare provider information;

      (g)   Protected Health Information; or

      (h) in the case where such Party is IBM, any J2EE compliant e-business architecture substantially similar to the J2EE compliant e-business architecture developed by Empire (or by a third party for Empire). For the purposes of clarification, an e-business architecture that is substantially similar to the e-business architecture developed by Empire shall mean an architecture that includes substantially similar methods, functions or design approaches to those incorporated into Empire's architecture, including Empire's software infrastructure topology, the application framework models, Empire's internal framework software implementation, real-time experience (web perspective) while batch mode processing, Empire's system and methodologies for achieving real-time claims processing, Empire's systems and methods of augmenting legacy data with XML, and all software development models as defined by the UML guidelines of software engineering. This Section 5.4 does not apply to non-unique implementations of the J2EE specification.

      Except for the license rights contained in this Agreement, neither this Agreement nor any disclosure made hereunder grants any license to either Party under any intellectual property rights of the other Party. The preceding sentence is not intended to diminish any rights available under this Section 5.4. This Section 5.4 shall survive termination/expiration of this Agreement.

6.    SUPPORT AND MAINTENANCE

      Attachment B sets forth the obligations of IBM in connection with the maintenance, support and updating of the Licensed Software which shall commence effective as of the Acceptance Date (but Maintenance Fees shall not be charged to Empire until the expiration of the Warranty Period). Such obligations shall terminate upon any release of the escrowed Source Code Form of the Licensed Software (and Empire's obligation to pay Maintenance Fees shall also terminate).

7.    FEES; PAYMENT; AND TAXES

7.1   Fees.

      Empire shall pay the fees set forth on Attachment C for the development, testing, modification, customization, warranty, training and use of the Licensed Works (the "Development and License Fee") and for the support and maintenance of the Licensed Works (the "Maintenance Fees").

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7.2   Organic Growth; Growth by Merger.

      (a) The Development and License Fee hereunder anticipates that the number of Lives covered by Empire's (and Empire's Affiliates') processing using the Licensed Software will grow as Empire's business grows ("Organic Growth").

      (b) Organic Growth, however, excludes growth in the number of Lives covered by the Licensed Software which results from Empire's merger with or acquisition of another health plan ("Merger Growth").

      (c) If the number of Lives covered by Empire's processing using the Licensed Software is greater than five million (5,000,000) Lives covered and subsequently increases as a result of Merger Growth (but excluding any Organic Growth in the covered Lives), then Maintenance Fees hereunder will be increased by $1.20 per Life per year for Lives acquired as a result of such Merger Growth for the remainder for the Term (beginning in the month following the effective date of such Merger Growth).

      (d) If the number of Lives covered by Empire's processing using the Licensed Software has increased above the amount specified in
            Section 7.2(c) and subsequently decreases as a result of a divestiture of a line of business (but not losses in the number of covered Lives in the ordinary course of business), then Maintenance Fees hereunder will be reduced at a rate $1.20 per Life decreased (to a minimum of the Maintenance Fees set forth in under this Agreement as of the Effective Date) effective as of the date such line of business is no longer processed using the Licensed Software under this Agreement (beginning in the month following such date). If the number of Lives covered by Empire's processing using the Licensed Software decreases below five million (5,000,000) Lives covered as a result of the reduction in covered Lives in the ordinary course of business, the then-current Maintenance Fees shall be reduced to the Maintenance Fees set forth in under this Agreement as of the Effective Date (beginning in the month following such date such reduction occurs).

7.3   Future Discussion of Maintenance Fees.

      Commencing ten (10) years after the Acceptance Date, the Parties agree to discuss in good faith appropriate adjustments to the Maintenance Fee.

7.4   Invoices.

      (a) General. All Fees are payable in U.S. Dollars. Attachment C describes the Development and License Fee and Maintenance Fees hereunder. The Development and License Fees shall be invoiced as specified in Attachment C. The Maintenance Fees shall be invoiced monthly as specified in Attachment C. Each invoice shall separately state the amounts of any taxes IBM is collecting from Empire, if any, and IBM shall remit such taxes to the appropriate authorities.

      (b) Form of Invoice. IBM shall render a single consolidated invoice for the Development and License Fees and each month's Maintenance Fees. The form of invoice shall be as approved by Empire.

7.5   Payment Due.

      (a) Subject to the other provisions of this Section 7, invoices provided for under Section 7.4(a) and properly submitted to Empire pursuant to this Agreement shall be due and payable by Empire within thirty
            (30) days after receipt of such invoice by Empire.

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      (b)   In the event that any payment, excluding any payment withheld or paid into escrow pursuant to Section 7.7, is not received by IBM within five (5) days after Empire's receipt of written notice from IBM indicating that such payment is due and owing and unpaid, then Empire will pay interest on such due and unpaid amount commencing at the end of such five (5) day period and ending on the date that payment is made, at an interest rate equal to the lesser of (i) twelve percent (12%) per year; or (ii) the maximum amount permissible by law.

7.6   Set Off.

      At its option and in good faith, Empire may set off, as a credit against the Fees payable to IBM under this Agreement, any amounts to be paid, reimbursed, or otherwise owed or owing to Empire by IBM under this Agreement, the Staten Island Data Center Sublease, the Master Services Agreement, the Licensing and Joint Development Agreement, and such other agreements as the Parties may mutually agree, provided that with respect to fees or services already paid by Empire that Empire later disputes, Empire must set off such amounts within ninety (90) days after payment of such disputed fees or services. Notwithstanding the ninety (90) day limitation above, Empire may set off (pursuant to this Section 7.6) any amounts owing to Empire, as identified in audits performed pursuant to this Agreement.

7.7   Disputed Charges.

      (a) Subject to Section 7.6, Empire shall pay charges when such payments are due under this Section 7. Notwithstanding the previous sentence, Empire may withhold payment of particular charges that Empire disputes in good faith, subject to Section 7.7(b). In the event that charges cover both disputed and undisputed items, Empire shall pay all undisputed items in accordance with this Section 7 and Attachment C.

      (b) With respect to particular charges that Empire disputes in good faith, the provisions of this Section 7.7(b) shall apply. Subject to the remainder of this Section 7.7(b), (i) if Empire has already paid any disputed charge, Empire may set-off the disputed charge against other charges owed by Empire hereunder, subject to Section 7.6; and
            (ii) if Empire has not paid any disputed charge, Empire may withhold payment of such charge. Empire shall notify IBM in writing on or before the date that any amount is so withheld (whether in respect of dispute on a current invoice or as a set off) and describe, in reasonable detail, the reason for such withholding. Empire and IBM shall diligently pursue an expedited resolution of such dispute. If the aggregate amount of all charges then under dispute pursuant to this Section 7.7 exceeds one month of monthly charges under this Agreement (the "Escrow Threshold"), then for any amounts in dispute in excess of the Escrow Threshold, Empire shall deposit such amount into an escrow account. Empire shall promptly furnish evidence of any escrow deposit to IBM. The Parties agree that such escrow account shall be mutually established by the Parties at the Bank of New York, or its successor, or such other bank as may be mutually agreed by the Parties, and the costs of such escrow shall be borne by the Party which is not ultimately entitled to receive over fifty percent (50%) of the escrowed funds (with the Parties splitting the costs of escrow evenly, should they both be entitled to fifty percent (50%) of the escrowed funds). The escrow account will be mutually established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, will be disbursed to IBM or Empire or both, as applicable, in accordance with the result of the dispute resolution process referred to in
            Section 15 or by mutual agreement of the Parties. For as long as Empire makes such escrow deposits in accordance with this Section
            7.7 during the pendency of the dispute and pays undisputed amounts, IBM shall continue to

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            provide the services to Empire; provided however that if the aggregate amount of charges then under dispute pursuant to this
            Section 7.7 and paid into escrow exceeds six (6) months of additional monthly charges under this Agreement (i.e., five (5) months of charges in addition to the one (1) month of charges below the Escrow Threshold) (the "Escrow Cap"), then for any amounts in dispute in excess of the Escrow Cap, Empire shall pay such additional disputed charges to IBM under protest, without prejudice, and without waiving its rights under this Agreement.

7.8   Taxes.

      The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

      (a) Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

      (b) IBM shall be responsible for any sales, use, excise, value-added, services, consumption, transfer and other taxes and duties payable by IBM on the goods or services used or consumed by IBM in performing its obligations under this Agreement or the provision of the License hereunder where the tax is imposed on IBM's acquisition or use of such goods or services and the amount of tax is measured by IBM's costs in acquiring such goods or services.

      (c) IBM shall be responsible for any sales, use, excise, value-added, services, consumption, transfer or other tax existing as of the Effective Date that is assessed on the performance of IBM's obligations under this Agreement (including maintenance and support services) or the provision of the License hereunder as a whole, or on any particular portion thereof. The Parties shall share equally the responsibility for any sales, use, excise, value-added, services, consumption, transfer or other tax becoming applicable during the Term (or that is increased during the Term) that is assessed on the provision of the License hereunder or the maintenance and support services as a whole, or on any particular portion thereof provided by IBM, or on IBM's charges for some or all of same; provided that "becoming applicable" shall not mean any tax existing as of the Effective Date that becomes applicable due to Empire's conversion from a tax-exempt entity to a taxable entity (i.e. Such taxes will be IBM's responsibility).

      (d) In the event that a sales, use, excise, value added, services, consumption, transfer or other tax is assessed on the performance of IBM's obligations under this Agreement or the provision of the License hereunder, the Parties shall work together to segregate the payments under this Agreement into three (3) payment streams:

            (i)   those for taxable services and the software;

            (ii) those for which IBM functions merely as a payment agent for Empire in receiving goods, supplies, or services and software (including leasing and licensing arrangements); and

            (iii) those for other nontaxable services and software.

      (e) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. The Parties acknowledge that, and Empire represents that as of the Effective Date, Empire is tax-exempt within the State of New York. Empire will provide, on the Effective Date and (thereafter upon IBM's request so long as Empire continues to be tax-

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            exempt in the State of New York), appropriate tax-exempt
            certificates to support the foregoing representation, upon ay such request by IBM. IBM shall cooperate with Empire to leverage such tax-exempt status, in order to allow Empire to minimize potential tax liability (e.g., through the procurement of Equipment and Software). IBM's invoices shall separately state the amounts of any taxes IBM is collecting from Empire, and IBM shall remit any such taxes to the appropriate authorities, if any. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

      (f) IBM shall promptly notify Empire of any claim for taxes assessed by applicable taxing authorities for which Empire is responsible hereunder.

            (i) If IBM decides not to challenge the assessment, Empire may itself pursue such challenge.

            (ii) If such challenge may not be brought by Empire directly under applicable law, Empire may request that IBM itself challenge the assessment, and IBM shall do so in a timely manner. IBM will cooperate and coordinate on the tax strategy and consequences with the tax advisors of Empire's choosing in such challenge. Empire shall be responsible for paying its tax advisors, and Empire shall reimburse IBM for the reasonable legal fees and Out-of-Pocket Expenses paid to third parties by IBM and incurred in connection with such challenge. If such challenge is rejected by applicable taxing authorities Empire agrees to pay applicable assessed taxes.

            (iii) Empire shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Empire, provided that IBM shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by IBM.

      (g) In connection with any administrative or judicial proceedings relating to taxes assessed or to be assessed on either Party relating to this Agreement, each of the Parties shall make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to such taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with such proceedings. Any such information or documents provided under this Section 7.8(g) shall be kept confidential by the Party receiving the information or documents in accordance with Section 13, provided that disclosure in connection with the filing of tax returns or with any such administrative or judicial proceeding shall not be deemed to be a violation of this Agreement.

7.9   Audit of Empire.

      (a) Records. Empire shall maintain complete and accurate records, audit trail and supporting documentation, in accordance with generally accepted accounting principles applied on an consistent basis, relating to Empire's Lives processed using the Licensed Software, as such numbers increase (through Organic Growth and Merger Growth) and decrease (through ordinary course and through divestitures).

      (b)   IBM shall have the following audit rights:

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            (i)   If IBM has a reasonable basis to doubt Empire's compliance with the License, Empire will allow IBM to access for the purpose of auditing the Empire and Affiliate records and facilities applicable to the use of the Licensed Works in order to verify Empire's compliance with the License;

            (ii) If IBM has a reasonable basis to doubt Empire's compliance with Section 7.2, Empire will allow IBM to access for the purpose of auditing the Empire and Affiliate records and facilities applicable to the number Lives covered by Empire's use of the Licensed Works in order to verify Empire's compliance with Section 7.2; or

            (iii) If IBM has a reasonable basis to doubt Empire's compliance with Section 13, Empire will allow IBM to access for the purpose of auditing the Empire and Affiliate records and facilities applicable Empire's compliance with Section 13.

            Any such audit may be conducted by IBM or its independent accountants or consultants who Empire, in its reasonable discretion, deems not to be competitors of Empire or that are pre-approved by Empire in its sole discretion. Such audits shall be conducted in person during regular business hours at IBM or Empire facilities, with one (1) month's written notice. In all cases, IBM or its consultants shall commit to maintain the confidentiality of Empire information obtained from such audit, except as necessary to enforce IBM's rights under this Agreement. IBM will pay for any such audit, unless, with respect to an audit under Section 7.9(b)(ii), the amount that should have been paid to IBM is greater than five percent (5%) (but at least $75,000) of the amount reported by IBM. In these cases, Empire shall reimburse IBM for actual and reasonable audit costs in addition to the underpaid amounts and applicable late fees in accordance with Section 7.5(b) hereof.

      (c) Records Retention. Until the later of (a) six (6) years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) the information is no longer required to meet IBM's records retention policy as disclosed by IBM to Empire and as such policy may be adjusted from time to time as disclosed by IBM to Empire, Empire shall maintain and provide access upon request to the records, documents and other information required to meet IBM's audit rights under this Agreement. Upon reasonable notice from IBM, Empire will recover such information and deliver it to IBM within a reasonable period of time, with IBM paying Empire's reasonable expenses.

7.10  Audit of IBM (and deNovis).

      (a) Audit. Empire and its auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Empire may from time to time designate in writing (collectively "Empire Auditors") shall have the right to perform periodic on-site audits of IBM (annually, or more often if required by law), for the purposes set forth below. Empire shall also have the right to perform periodic on-site audits of deNovis (annually, or more often if required by law), for the specific purposes set forth below where deNovis is identified; (provided, however that notwithstanding that an audit right is identified as "IBM only", such designation does not relieve IBM of the obligation to pass-through such audit requirements to deNovis). The applicable entity subject to audit hereunder (IBM or deNovis) is referred to as the "Applicable Auditee"). The Applicable Auditee shall provide to Empire and Empire Auditors, access at all reasonable times and after reasonable notice, unless circumstances reasonably preclude such notice (and in the case of regulators at any time required by such regulators) (i)
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            any facility or part of a facility at which the Applicable Auditee is performing the development effort or maintenance and support services pursuant to this Agreement'; (ii) to the Applicable Auditee's personnel; (iii) and to data and records relating to same and to data and records relating to product and services (including contracts between IBM and IBM's Subsidiaries, Resellers or Customers, and contracts between IBM's Subsidiaries and Resellers or Customers (and related thereto records, provided that access to Reseller and Customer contracts shall only be provided to third-party Empire Auditors)) which generates Gross Revenue, for the purpose of performing audits and inspections of the Applicable Auditee or any of its Subsidiaries, during the Term and for the period the Applicable Auditee is required to maintain records hereunder as follows.

            With respect to IBM only:

            (i)   To verify compliance with Section 13; and

            (ii) To examine IBM's performance of its obligations under this Agreement with respect to development of the Licensed Works, including performing audits: (A) of practices and procedures;
                  (B) of general controls and security practices and procedures; and (C) as necessary to enable Empire to meet, or to confirm that IBM is meeting, applicable regulatory and other legal requirements.

            With respect to both IBM and deNovis:

            (iii) To verify the performance of the development effort for the
                  Licensed Works;

            (iv) To verify the amount of Gross Revenues Earned by the Applicable Auditee and its Subsidiaries; and

            (v) To verify supporting information and calculations by the Applicable Auditee regarding the Gross Revenue and Revenue Sharing.

      (b) Assistance by the Applicable Auditee. The Applicable Auditee shall provide to such Empire Auditors such assistance as they require. The Applicable Auditee shall cooperate fully with Empire Auditors in connection with audit functions and with regard to examinations by regulatory authorities. In all cases, Empire Auditors shall commit to maintain the confidentiality of the Applicable Auditee's information obtained from such audit, except as necessary to enforce Empire's rights under this Agreement. Empire Auditors (i) shall comply with the Applicable Auditee's reasonable security requirements; and (ii) if Empire external auditors, shall not, in IBM's reasonable judgment, be a competitor of IBM (as reasonably determined by IBM). The Parties agree that (i) KPMG; (ii) Ernst and Young; and (iii) any auditor engaged by regulatory agencies to perform an audit hereunder shall not be deemed to be competitors of IBM for purposes of this Section 7.10(b).

      (c) Cost of Audit. Audits under this Section 7.10 shall be at Empire's cost and expense, unless the audit reveals, with respect to Gross Revenues and Revenue Sharing, that the Applicable Auditee underpaid the amount of Revenue Sharing actually owing by five percent (5%) or more (but at least $75,000), in which case the Applicable Auditee shall pay the costs and expenses of such Audit. If Empire elects to conduct a follow-up audit to assure that deficiencies revealed by the audit have been remedied, the Applicable Auditee shall pay for the costs of such subsequent audit related to the components the prior audit revealed to be not in compliance, but not more than twenty-five thousand dollars ($25,000) for each such subsequent audit.

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      (d)   Audit Follow-up. If (i) an audit and/or (ii) the Applicable
            Auditee's review of the records provided by the Applicable Auditee pursuant to Section 16.11(g), reveal that the Applicable Auditee underpaid the amount of Revenue Sharing actually owing, the Applicable Auditee shall pay Empire such underpaid Revenue Sharing within five (5) business days plus interest at the rate described in
            Section 16.11(e).

            (i) Following an audit or examination, Empire shall conduct, or request Empire Auditors to conduct, an exit conference with the Applicable Auditee to obtain factual concurrence with issues identified in the review. The Applicable Auditee shall promptly brief Empire on the results of any review or audit conducted by the Applicable Auditee or its Affiliates (including by internal audit staff or external auditors), or by inspectors, regulators or other representatives (including internal and external auditors), relating to the Applicable Auditee's operating practices and procedures to the extent relevant to the Applicable Auditee's obligations pursuant to this Agreement.

            (ii) The Applicable Auditee and Empire shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Empire and the Applicable Auditee agree to meet and to develop action plans to address (A) the audit; and (B) regulatory findings and reports related to the Applicable Auditee's operating practices and procedures related to the performance of the Applicable Auditee's obligations hereunder.

      (e) Records Retention. Until the later of (a) seven (7) years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) the information is no longer required to meet Empire's records retention policy as disclosed by Empire to the Applicable Auditee and as such policy may be adjusted from time to time by Empire to the Applicable Auditee, the Applicable Auditee shall maintain and provide access upon request to the records, documents and other information required to meet Empire's audit rights under this Agreement. Upon reasonable notice from Empire, IBM will recover such information and deliver it to Empire within a reasonable period of time, with Empire paying IBM's reasonable expenses.

8.    NO OTHER SERVICES

      Except as specifically set forth in this Agreement or the Master Services Agreement, IBM shall have no obligation to provide configuration, installation, implementation, training and other services relating to the Licensed Software. To the extent that a Modification to the Licensed Software is made for Empire by IBM and Empire does not receive a copy of the source code for such Modification, such Modification will be deemed to be part of the Licensed Software and be covered by the maintenance and support services hereunder at no additional charge, unless otherwise agreed by the Parties.

9.    ESCROW OF SOURCE CODE

      IBM, Empire and deNovis shall execute concurrently with this Agreement a "preferred beneficiary" source code escrow agreement with DSI Technology Escrow Services (the "Escrow Agent"), and such escrow agreement is attached hereto as Attachment D (the "Escrow Agreement"), for the deposit of the Source Code Form of the Licensed Software (excluding the Third Party Products) into escrow on or before the Acceptance Date. The Parties shall promptly confirm Escrow Agent's acceptance of such Escrow Agreement (and make any mutually agreed and reasonable changes proposed by the Escrow Agent) and such Escrow Agreement shall be submitted to the Escrow Agent for execution by the

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Escrow Agent at least thirty (30) days prior to the scheduled Acceptance Date
(as set forth in the Overall Project Plan). Upon the Acceptance Date IBM shall be deemed to have granted to Empire a worldwide, perpetual, royalty-free, paid-up right and license, to (a) use, execute, load, copy, modify, prepare derivative works, display and perform all or a portion of the Source Code Form of the Licensed Software solely to support, correct and enhance the Licensed Software for Empire's Processing; and (b) compile such Source Code Form (including modifications thereto and derivative works thereof) into Object Code Form. As specified in the Escrow Agreement, only upon the occurrence of one or more events triggering release of the Source Code Form of the Licensed Software shall Empire be entitled to access the Source Code Form of the Licensed Software.

10.   LIMITED WARRANTIES AND DISCLAIMERS

10.1  IBM represents and warrants to Empire that:

      (a) IBM has all right and authority necessary to grant Empire the licenses and rights granted herein (including the rights granted in and to the Licensed Software with respect to the Third Party Products), and that such licenses and rights (taken as a whole) are not within the public domain or subject to any encumbrances or restrictions including but not limited to the assertion of moral rights and IBM has disclosed to Empire (in Attachment E hereto) all Third Party Products embedded in or included with the Licensed Works.

      (b) The Licensed Works provided by IBM hereunder are not subject to any liens or encumbrances which would impair Empire's use of the Licensed Works in accordance with the terms hereof.

      (c) IBM has all requisite power and authority to execute and deliver this Agreement (including all Attachments) and to perform its obligations under the Agreement.

      (d) The Licensed Works (excluding the Third Party Products) as delivered to Empire do not infringe and that IBM shall perform its responsibilities under this Agreement in a manner that does not infringe any patent, copyright, trademark or other intellectual property right of any third party, nor constitute a misappropriation of any trade secret; and no claim has been brought against IBM or its suppliers alleging any of the foregoing.

      (e) IBM will use Commercially Reasonable Efforts so that the Licensed Software, including any additional elements delivered to Empire during the Term (and any Modifications thereto) as delivered to Empire does not contain any Harmful Code.

      (f) During the Warranty Period (defined below), the Licensed Works (including any Modifications thereto) will conform with Attachment A and the Software Specifications (including Empire's scalability requirements as described in Attachment A). IBM shall correct any deviations of the Licensed Works from Attachment A or the Software Specifications ("Errors") arising during such Warranty Period in accordance with Sections 2 and 3 of Attachment B; provided that during the first year after the Acceptance Date of the Licensed Works (the "Warranty Period"), if IBM is unable to correct such Errors after a reasonable number of repeated attempts, Empire's sole remedy under this Agreement (in addition to Empire's termination rights hereunder; Empire's rights to receive service level credits under the Master Services Agreement; and Empire's right to obtain the release of the Source Code Form of the Licensed Software, if applicable) will be for Empire (at Empire's option): (i) to receive a equitable adjustment in the Development and License Fee for the Licensed Works (up to the total amount of such Development and License Fees under this Agreement) to reflect any reduction in the value of the Licensed Works as a result of the uncorrected Error; or
            (ii) to return the Licensed Software to IBM and receive a refund of all Fees paid by Empire under this

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            Agreement in which case any and all rights and the License under this Agreement, the Source Code Escrow Agreement and IBM's obligation to perform the Systems Integration Effort related to the Licensed Software under the Master Services Agreement shall terminate.

      (g) IBM will perform all obligations under this Agreement with promptness, efficiency and diligence and IBM's obligations shall be executed in a workmanlike, professional and cost-effective manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the services provided hereunder. IBM represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the maintenance and support services hereunder.

      (h) IBM will not insert (or permit deNovis to insert) into the Licensed Software provided to Empire hereunder any Disabling Code without the prior written consent of Empire.

10.2  DISCLAIMER OF WARRANTIES.

      (a) EXCEPT AS STATED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED WORKS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

      (b) SUBJECT TO ITS OBLIGATIONS CONTAINED IN THIS AGREEMENT, IBM DOES NOT WARRANT THE ACCURACY OF ANY REPORT, DATA OR OTHER MATERIAL DELIVERED TO EMPIRE, AND IBM SHALL NOT BE LIABLE FOR ANY INACCURACY THEREOF, ALL TO THE EXTENT THAT THE INACCURACY RESULTS FROM INACCURATE DATA SUPPLIED BY EMPIRE.

      (c) IBM SPECIFICALLY DISCLAIMS ANY WARRANTY THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE OR THAT IBM WILL FIND OR CORRECT ALL DEFECTS.

11.   LIABILITY

11.1  General Intent.

      Subject to the specific provisions of this Section 11 and Section 3.8(c), it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

11.2  Liability Restrictions.

      (a) SUBJECT TO SECTION 11.2(c), IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

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      (b)   Subject to Section 11.2(d), each Party's total and aggregate liability to the other under this Agreement, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited as follows:

            (i) Prior to the Acceptance Date, Section 3.8(c) states the complete liability of the Parties under this Agreement. For the avoidance of doubt, prior to the Acceptance Date, except as provided in Section 3.8(c), neither Party shall have any liability to the other Party;

            (ii) After the Acceptance Date through the expiration of the Warranty Period, each Party's liability shall be limited to the total Development and License Fees paid or payable by Empire to IBM under this Agreement; and

            (iii) After the expiration of the Warranty Period, each Party's liability will be limited to an amount equal to the Maintenance Fees paid or payable to IBM by Empire pursuant to this Agreement for the twelve (12) months prior to the month in which the first event giving rise to the liability occurred; provided that if the first event giving rise to liability occurs during the first twelve (12) months after the expiration of the Warranty Period, liability shall be limited to an amount equal to the total charges that would be payable to IBM pursuant to this Agreement for proper performance of the maintenance and support services during such twelve (12) month period.

            Notwithstanding the foregoing, the applicable amount set forth above shall be increased to two times (2x) the applicable amount, if and to the extent that either Party suffers damages occasioned by the tortious willful misconduct or tortious gross negligence of the other Party.

      (c) The limitations set forth in Section 11.2(a) shall not apply to damages occasioned by

            (i) a Party's breach of its obligations with respect to Confidential Information;

            (ii)  any and all Losses to be paid pursuant to Section 12.5;

            (iii) fines, penalties, interest and similar financial obligations levied as a result of a Party's breach of Section 16.7 of this Agreement; or

            (iv) either party's obligation to pay amounts due and payable or IBM's obligation to pay or provide credits (as applicable) Revenue Sharing to Empire under this Agreement.

      (d) The limitations set forth in Sections 11.2(b) shall not apply with respect to:

            (i)   any and all Losses to be paid pursuant to Section 12.5;

            (ii) damages occasioned by a Party's breach of its obligations with respect to Confidential Information;

            (iii) fines, penalties, interest and similar financial obligations levied as a result of a Party's breach of Section 16.7 of this Agreement; and

            (iv) either party's obligation to pay amounts due and payable or IBM's obligation to pay or provide credits (as applicable) Revenue Sharing to Empire under this Agreement.

      (e) Each Party shall have a duty to mitigate damages for which the other Party is responsible.

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12.   INDEMNIFICATION

12.1  Intellectual Property Indemnification.

      (a) IBM shall defend at its expense, Empire and its respective Affiliates and their respective officers, directors, employees, agents, successors and assigns, against any and all non-Affiliated third party claims' arising from a claim that the Licensed Works, including Empire's use of the Licensed Works as authorized under this Agreement, infringes, misappropriates or violates any patent, copyright, trademark, trade secret or other proprietary right of any third party.

      (b) IBM shall have no obligation to defend Empire pursuant to Section 12.1(a) if and only to the extent that a Loss arises out of:

            (i) Empire's or Empire's agents modification of the Licensed Works or use by Empire of the Licensed Work other than their specified operating environment, unless such modification or use was at the direction, request or recommendation of, or in accordance with the specifications provided by, IBM (or its suppliers);

            (ii) Empire's or Empire's agents combination of the Licensed Works with products, data, or apparatus not provided by IBM unless such combination was at the direction, request or recommendation of, or in accordance with the specifications provided by, IBM (or its suppliers); and

            (iii) any portion of such Licensed Works that are designed in accordance with written, detailed Software Specifications provided by Empire, to the extent that infringement necessarily arises from such Software Specifications.

12.2  Subcontractor Indemnity.

      IBM shall defend, at its expense, Empire and its respective Affiliates and their respective officers, directors, employees, agents, successors and assigns, against any and all non-Affiliated third party claims arising from any claim or action by IBM's subcontractors arising out of IBM's breach or violation of IBM's subcontracting arrangements.

12.3  Additional Indemnities.

      IBM and Empire each agree to defend, at the indemnitor's expense, the other, and its Affiliates, officers, directors, employees, agents, successors and assigns, against any and all non-Affiliated third party claims set forth below: (a) the death or bodily injury of any agent, employee (other than an employee of the indemnitor), customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

12.4  Infringement: Injunctive Relief.

      In the event that an injunctive restraint is threatened or obtained against Empire's, its Affiliates or its permitted users' (or others authorized to access the Licensed Works) (the "Permitted Users") use of any of the Licensed Works by reason of infringement or violation of any patent, copyright, trademark or trade secret, or if in IBM's opinion any of the Licensed Works is likely to become the subject of such an injunction, IBM shall, in addition to indemnifying Empire and Empire's

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      other rights under this Agreement, promptly take the following actions, at no additional charge to Empire in the listed order of priority: (a) at IBM's expense promptly procure for Empire or such Permitted Users the right to continue to use the Licensed Works as provided in this Agreement, or (b) if such procurement cannot be accomplished with Commercially Reasonable Efforts, promptly modify at IBM's expense the Licensed Software so that it becomes non-infringing (so long as the functionality, features and performance of the Licensed Software are not impaired in all but insubstantial respects), or (c) if neither of the preceding clauses (a) and (b) can be accomplished by IBM with Commercially Reasonable Efforts, and only in such event, then remove the infringing item from the Licensed Software, in which case IBM's Fees hereunder shall be equitably adjusted to reflect the diminished value to Empire of such removal, or if in Empire's reasonable opinion such removal is material to all or any portion of the Licensed Works, the maintenance and support services hereunder or the entire Agreement, as the case may be, then Empire may terminate this Agreement in whole or in part, as the case may be and/or the license with respect to such infringing Licensed Software and IBM shall promptly refund to Empire the Fees paid (pursuant to Section 7 hereof) to IBM by Empire in respect of such Licensed Software, less an adjustment for depreciation (unless such infringement by IBM (or deNovis) was intentional or willful) on a straight-line basis over eight (8) years, starting on the Acceptance Date.

12.5  Procedures With Respect to Indemnities.

      If IBM or Empire is obligated to provide the defense, as provided in
      Section 12.1, 12.2 or 12.3, then subject to the procedures provided in
      Section 12.6, such Party shall pay to the other Party all Losses (a) finally awarded to a third party, or (b) paid via settlement to a third party. The Parties acknowledge that such Losses shall not be limited by
      Section 11.2(a).

12.6  Indemnification Procedures.

      With respect to third party claims the following procedures shall apply:

      (a) Notice. Promptly after receipt by any entity entitled to indemnification under Sections 12.1 through 12.3 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a "Notice of Election").

      (b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any non-monetary settlement of such claim or ceasing to defend against such claim and (ii) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim After the indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 12.6(a), the indemnitor shall not be liable to the indemnitee for any legal

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            expenses incurred by the indemnitee in connection with the defense of that claim, except for legal expenses incurred by the indemnitee in providing assistance requested by the indemnitor. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or required to be paid by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor. The indemnitee shall provide such reasonable assistance in connection with the defense and settlement of the claim as may be requested by the indemnitor, at the expense of the indemnitor; or

      (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, or fails to reasonably diligently defend the claim, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

12.7  Subrogation.

      In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Section 12, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates.

13.   SAFEGUARDING OF DATA; CONFIDENTIALITY

      The Parties agree that for purposes of this Section 13, references to "IBM" shall also be deemed to include deNovis and references to the "Parties" shall also be deemed to include deNovis.

13.1  Empire Information.

      (a) Empire Information shall be and remain, as between the Parties, the property of Empire. IBM shall not possess or assert any lien or other right against or to Empire Information. No Empire Information, or any part thereof, shall be sold, assigned, leased or otherwise disposed of to third parties by IBM or commercially exploited by or on behalf of IBM.

      (b) Upon Empire's request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Empire Information, on such earlier date that the same shall be no longer required by IBM in order to render perform its obligations hereunder, Empire Information (including copies thereof) (i) shall be promptly returned to Empire by IBM in a form reasonably requested by Empire, provided that Empire has given prior approval to any reasonable costs associated with the conversion of Empire Information from the form maintained by IBM, or
            (ii) if Empire so elects, shall be destroyed by IBM.

      (c) Subject to Section 5.4, Empire Information shall not be utilized by IBM for any purpose other than that of performing its obligations under this Agreement, the Master Services Agreement, or the Licensing and Joint Development Agreement.

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13.2  Safeguarding Empire Data.

      (a) IBM shall establish and maintain safeguards against the destruction, loss or alteration of Empire Data in the possession or control of IBM which are no less rigorous than those maintained by Empire as of the Effective Date, as specified to the IBM Contract Executive, and are no less rigorous than those maintained by IBM for its own information of a similar nature, but in no event shall IBM use less than Commercially Reasonable Efforts to safeguard such Empire Data. Empire shall have the right to establish backup security for Empire Data and to keep backup Empire Data and Empire Data files in its possession if it chooses.

      (b)   Without limiting the generality of Section 13.2(a):

            (i) IBM Personnel shall not attempt to access, or allow access to, any Empire Data which they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), IBM shall immediately report such incident to Empire, describe in detail the accessed Empire Data, and if applicable return to Empire any copied or removed Empire Data.

            (ii) IBM shall utilize Commercially Reasonable Efforts, including through systems security measures, to guard against the unauthorized access, alteration or destruction of Empire Data.

      (c) Upon Empire's request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Empire Data, on such earlier date that the same shall be no longer required by IBM in order to perform its obligations hereunder, Empire Data (including copies thereof) (i) shall be promptly returned to Empire by IBM in a form usable by Empire, as reasonably requested by Empire, provided that Empire has given prior approval to any reasonable costs associated with the conversion of Empire Information from the form maintained by IBM, or
            (ii) if Empire so elects, shall be destroyed by IBM.

13.3  Confidentiality.

      (a) Confidential Information. IBM and Empire each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party (or its subcontractors) which such Party considers to be confidential, a trade secret or otherwise restricted. As used in this Agreement, "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one Party, or to which either Party gains access in the course of or incidental to the performance of this Agreement, and that should reasonably have been understood by the recipient (because of legends or other markings, the circumstances of disclosure, or the nature of the information itself) to be proprietary and confidential to the disclosing Party, an Affiliate of the disclosing Party, or a third party. The terms and conditions of this Agreement shall be deemed Confidential Information. In the case of Empire, Confidential Information also shall include, whether or not designated "Confidential Information,"
            (i) Empire Data; (ii) the specifications, designs, documents, correspondence, software, documentation, data and other materials and work products provided by Empire to IBM hereunder; and (iii) all information concerning the operations, affairs and businesses of Empire, the financial affairs of Empire, and the relations of Empire with its customers, employees, providers, subscribers, business partners, vendors, consultants, brokers and service providers (including customer lists, customer information, account information and consumer markets); (collectively, the "Empire Confidential Information"). In the case of IBM, Confidential Information

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            also shall include, whether or not designated "Confidential
            Information," the Licensed Works, including notes, analyses, compilations, studies, interpretations, memoranda or other documents provided by IBM (or its subcontractors) to Empire which contain, reflect or are based upon, in whole or in part, the Licensed Works.

      (b)   Obligations. Subject to Section 13.4:

            (i) Empire and IBM shall each use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that IBM may disclose such information (except for the terms and conditions of this Agreement) to properly authorized subcontractors as and to the extent necessary for performance of its obligations hereunder, and Empire may disclose such information (except for the terms and conditions of this Agreement) to third parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to the obligations described in this Section 13.3. Any disclosure to such entities shall be under terms and conditions contained in a written agreement containing substantially the same terms and conditions as those provided herein.

            (ii) As requested by Empire during the Term, upon expiration or any termination of this Agreement, or completion of IBM's obligations under this Agreement, IBM shall return or destroy, as Empire may direct, all material in any medium that contains, refers to, relates to, or is derived from Empire Confidential Information, and retain no copies (except for an archival copy retained for purposes of interpreting and enforcing its rights under this Agreement).

            (iii) Each Party shall use Commercially Reasonable Efforts so that its Personnel comply with these confidentiality provisions, and each Party shall cause each of its Personnel to annually certify that he/she is complying with terms and conditions substantially the same as those provided herein.

            (iv) In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall (A) notify the furnishing Party upon becoming aware thereof; (B) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (C) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (D) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

            (v) The Parties' obligations respecting Confidential Information shall survive expiration or termination of this Agreement for a period of six (6) years, except: (A) for medical, provider, subscriber and customer information, which shall survive indefinitely, (B) as otherwise provided by law; and (C) with respect to the Source Code Form of the Licensed Software.

      (c) Exclusions. Section 13.3(b) shall not apply to any particular information which IBM or Empire can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through

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            no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information (including unaided mental impressions) of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party (i) as required by law, except with respect to those laws and regulations described in item
            (ii), to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or (ii) as required pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system or federal or state securities laws or insurance or health regulatory regulations; provided that the Parties shall cooperate to minimize disclosure (e.g., redaction) consistent with such agreements, rules, laws, and regulations, including that the disclosing Party shall notify the other Party before such disclosure. Further, a Party shall not be considered to have breached its obligations under this Section 13.3 for disclosing Confidential Information to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors and/or such advisors owe professional confidentiality obligations to such Party.

      (d) No Implied Rights. Each Party's Confidential Information shall remain the property of that Party. Nothing contained in this Section
            13.3 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

13.4  HIPAA Privacy and Security Requirements.

      (a)   Definitions.

            (i) The "Privacy Rule" shall mean the HIPAA regulations governing individually identifiable health information codified at 45 C.F.R. Parts 160 and 164.

            (ii) "Protected Health Information" or "PHI" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R.
                  (S) 160.103, created or received by IBM under the terms of this Agreement.

            (iii) "Covered Entity" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. (S) 160.103.

            (iv) "Business Associate" shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. (S) 160.103.

      (b) Obligations of IBM under the Privacy Rule. To receive the maintenance and support services under this Agreement, Empire may be required to disclose certain PHI to IBM, and IBM may receive such PHI or create PHI on Empire's behalf in connection with its obligations under this Agreement. Empire and IBM shall protect the privacy and provide for the security of PHI disclosed to IBM pursuant to this Agreement in compliance with

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            the Privacy Rule. IBM may use and disclose PHI created or received pursuant to this Agreement only as follows:

            (i) To Carry Out the Purposes of this Agreement. IBM may use and disclose PHI received from Empire or created on behalf of Empire to perform its obligations under this Agreement solely in accordance with the specifications set forth in this Agreement or as required by law.

            (ii) Nondisclosure. IBM shall not use or further disclose the PHI received from or created on behalf of Empire in a manner that would violate the requirements of the Privacy Rule (including the minimum necessary requirements), if done by Empire or any covered entity that Empire serves in the capacity of a business associate.

            (iii) Safeguards. IBM shall use appropriate safeguards to prevent use or disclosure of the PHI as provided for under this Agreement, including adopting policies and procedures regarding the safeguarding of PHI; providing training to relevant employees, independent contractors and subcontractors on such policies and procedures to prevent the improper use or disclosure of PHI; and implementing appropriate technical safeguards to protect PHI.

            (iv) Reporting Improper Disclosures. IBM shall report in writing to Empire any use or disclosure of the PHI not provided for under this Agreement, of which IBM becomes aware promptly but in no event later than five (5) Business Days of first learning of any such use or disclosure.

            (v) Use of Agents and Subcontractors. IBM shall ensure that any approved subcontractors or agents to whom IBM provides PHI created or received pursuant to this Agreement agree to the same restrictions and conditions, as set forth in this Section 13.4, that apply to IBM with respect to such PHI.

            (vi) Availability of Information to Empire. Within ten (10) Business Days of receipt of a request from Empire, IBM shall, in accordance with such Empire request, make PHI available to Empire, provide Empire access to PHI, and/or make a copy of PHI available to Empire, all in accordance with the Privacy Rule, including 45 C.F.R. (S) 164.524. If the individual requests PHI directly from IBM, IBM shall not give the individual access to the PHI unless access is approved by Empire. Empire shall have full discretion to determine whether the individual shall be given access. If and to the extent that the IBM project office supporting the Empire environment or any IBM personnel providing services to Empire receives, directly or indirectly, a request from an individual requesting PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for PHI, as set forth in the previous two sentences, but in no event not later than ten (10) Business Days of receiving such request.

            (vii) Amendment of PHI. Within ten (10) Business Days of a request from Empire, IBM shall make Empire's PHI available to Empire as it may request to fulfill its obligations to amend such PHI pursuant to the Privacy Rule, including but not limited to, 45 C.F.R. (S) 164.526. IBM shall incorporate any amendments to Empire's PHI into any and all PHI IBM maintains. If the individual requests an amendment to PHI directly from IBM, IBM shall not amend the PHI unless directed by Empire. Empire shall have full discretion to determine whether the amendment shall occur. If and to the extent that the IBM project office

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                    supporting the Empire environment or any IBM personnel
                    providing services to Empire receives, directly or indirectly, a request from an individual requesting modification of PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for an amendment to PHI, as set forth in the previous two sentences, but in no event not later than ten (10) Business Days of receiving such request.

            (viii) Accounting of PHI. Within ten (10) Business Days of notice by Empire of a request for an accounting of disclosures of PHI by IBM or its subcontractors, IBM shall make available the account of such disclosures to Empire as requested for Empire to fulfill its obligations to provide an accounting pursuant to the Privacy Rule, including 45 C.F.R. (S)
                    164.528. IBM shall implement a process that allows for such an accounting. If the individual requests an accounting of disclosures of PHI directly from IBM, IBM shall not provided the individual the account of such disclosures unless directed by Empire. Empire shall have full discretion to determine whether the individual shall be given such accounting. If and to the extent that the IBM project office supporting the Empire environment or any IBM personnel providing services to Empire receives, directly or indirectly, a request from an individual requesting an accounting of disclosures of PHI, IBM shall use Commercially Reasonable Efforts to notify Empire in writing promptly after and of such individual's request for an accounting of disclosures of PHI, as set forth in the previous two sentences, but in no event not later than ten (10) Business Days of receiving such request.

            (ix) Availability of Books and Records. As required by the Privacy Rule, IBM shall make its internal practices, books, and records relating to the use and disclosure of PHI received or created pursuant to this Agreement available to the Secretary of Health and Human Services for purposes of determining Empire's (or any covered entities that Empire services) compliance with the Privacy Rule.

            (x) Record Retention. IBM shall retain all PHI received from Empire, or created or received in the course of performing its obligations under this Agreement, for the duration of the Term of this Agreement unless otherwise directed by Empire.

      (c)   Audits and Inspection. Notwithstanding any provision set forth in
            Article 7.10 to the contrary, if Empire, in good faith, believes that IBM has breached any provision of this Section 13.4 then upon providing five (5) business days' written notice, Empire may inspect IBM's facilities, systems, books, records, agreements, policies and procedures relating to the use or disclosure of PHI pursuant to the Agreement, for the purpose of determining whether IBM has complied with this Agreement.

      (d)   Termination by Empire for Material Violation.

            (i) Subject to Section 13.4(d)(ii), Empire may terminate this Agreement, in accordance with Section 14.2, if IBM has violated a material term of this Section 13.4. Upon termination of this Agreement for any reason, IBM shall return and/or destroy all PHI received or created pursuant to this Agreement that IBM maintains in any form, and shall retain no copies of such PHI; or, if return or destruction is not feasible, IBM shall continue to extend protections of this Agreement to such information, and limit further use or disclosure of such PHI to those purposes that make the return or destruction infeasible, for so long as IBM maintains such PHI.

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            (ii)  Cure. With respect to any IBM violation of a material term of
                  Section 13.4(d)(ii), IBM shall have the opportunity to cure such violation, as set forth in Section 14.2(a)(i). If such violation is not cured within the time period set forth in
                  Section 14.2(a)(i), Empire may declare a material breach of the Agreement in accordance with Section 14.2(a)(i) or, if not feasible, report the problem to the Secretary of U.S. Health and Human Services, as set forth in 45 C.F.R. (S) 164.504(e)(1)(ii)(B).

      (e) Modifications to Privacy Rule. If the Privacy Rule is modified in any way impacting this Agreement, the Parties shall, at least sixty
            (60) days prior to the compliance date for such modifications, amend this Agreement to ensure compliance with such modifications.

      (f) Interpretation of this Agreement. Any ambiguity in the terms set forth in this Section 13.4 shall be construed to permit Empire's full compliance with the Privacy Rule.

13.5  HIPAA Transactions Rule.

      At least sixty (60) days prior to the compliance date for the HIPAA Standards for Electronic Transactions ("Transactions Rule") (codified at 45 C.F.R. Parts 160 and 162), the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions, including provisions governing trading partner agreements.

13.6  HIPAA Security Rule.

      At least sixty (60) days prior to the compliance date for the HIPAA Security and Electronic Signature Standards ("Security Rule") (63 Fed. Reg. 43,242 (August 12, 1998)), the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions, including, provisions governing chain of trust partner agreements.

13.7  Other HIPAA Administrative Simplification Regulations.

      At least sixty (60) days prior to the compliance date for any other HIPAA Administrative Simplification regulations, the Parties shall review this Agreement, and, as necessary, modify this Agreement to incorporate any relevant provisions.

14.   TERM AND TERMINATION

14.1  Term.

      This Agreement shall commence on the Effective Date and continue in effect until terminated as provided below (the "Term"). For the avoidance of doubt, unless this Agreement is terminated pursuant Section 14.4 or Empire terminates the License pursuant to Section 14.2, the License granted to Empire hereunder is irrevocable and will survive any termination of this Agreement.

14.2  Termination For Cause by Empire.

      (a)   In the event:

            (i) IBM commits a material breach of this Agreement which breach is not cured within ten (10) days after notice of such breach is received by IBM from Empire;

            (ii) IBM commits numerous breaches over a period of one (1) year, of its duties or obligations which breaches do not arise out of a single event or series of closely

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                  related events, and such breaches collectively constitute a material breach of this Agreement; or

            (iii) Empire terminates the Master Services Agreement for cause,

            then Empire may terminate this Agreement and/or the License, for cause and at no-cost, subject to Sections 14.11 and 14.12, upon written notice of such termination.

      (b) Savings Clause. Subject to Section 14.4, due to the impact any termination of this Agreement would have on Empire's business, Empire's failure to perform its responsibilities set forth in this Agreement shall not be deemed to be grounds for termination by IBM. IBM acknowledges that Empire would not be willing to enter into this Agreement without assurance that it may not be terminated by IBM and that IBM may not suspend performance except, and only to the extent IBM suspends performance pursuant to Section 16.5. IBM's nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such IBM nonperformance results from Empire's failure to perform its responsibilities; and (b) IBM provides Empire with reasonable notice of such nonperformance and (if requested by Empire) uses Commercially Reasonable Efforts to perform notwithstanding Empire's failure to perform.

14.3  Additional Termination Rights.

      Empire may terminate this Agreement and/or the License, for no-cost, by giving written notice to IBM within six (6) months after Empire receives notice of the any of the following events:

      (a) IBM enters the health insurance business (provided that IBM's self insurance of its own employees, or those of its Affiliates, shall not be deemed entering into the health insurance business); or

      (b) IBM, directly or indirectly, in a single transaction or series of related transactions, acquires either (i) Control of, or (ii) all or substantially all of the assets of another entity which is in the health insurance business and continues to be in the health insurance business subsequent to such transaction(s); or

      (c) another entity which is in the health insurance business acquires, directly or indirectly, in a single transaction or series of related transactions, either (i) Control of, or (ii) all or substantially all of the assets of IBM.

14.4  Termination Prior To The Acceptance Date.

      Subject to Section 3.8(c), IBM may terminate this License Agreement for convenience at any time prior to the Acceptance Date, upon thirty (30) days prior written notice.

14.5  Termination of Maintenance and Support Services by Empire.

      Empire may terminate the maintenance and support services provided by IBM hereunder for convenience at any time, upon thirty (30) days prior written notice.

14.6  Termination Upon Change of Control.

      (a) In the event (i) that (A) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of IBM or all or substantially all of the assets of IBM, or (B) IBM is merged with or into another entity, and (ii) Empire has a

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            reasonable concern with such other entity, including such instances in which: (A) the entity is a competitor of Empire, which competitors are listed in Attachment N as such Attachment N may be reasonably updated by Empire from time to time, (B) the entity has a poor relationship with Empire, or (C) Empire has a significant concern as to such entity's ability to perform, then, at any time within six (6) months after Empire receives notice of the last to occur of such events, Empire may terminate this Agreement and/or the License for no-cost by giving IBM at least ninety (90) days' prior written notice and designating a date upon which such termination shall be effective.

      (b) In the event that (i) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Empire or all or substantially all of the assets of Empire, or (ii) Empire is merged with or into another entity, then, at any time within twelve (12) months after Empire receives notice of the last to occur of such events, Empire may terminate this Agreement and/or the License by giving IBM at least ninety (90) days' prior written notice and designating a date upon which such termination shall be effective, and (B) paying to IBM on the effective date of termination. For purposes of this Section 14.6(b), an initial public offering shall not be deemed to be a change of Control of Empire.

14.7  Due To IBM's Financial Inability To Perform.

      If: (a) IBM files any petition in bankruptcy, (b) IBM has an involuntary petition in bankruptcy filed against it which is not challenged in twenty
      (20) days and dismissed within sixty (60) days, (c) IBM becomes insolvent,
      (d) IBM makes a general assignment for the benefit of creditors, (e) IBM admits in writing its inability to pay its debts as they mature, (f) IBM has a receiver appointed for its assets, or (g) IBM has any significant portion of its assets attached, then Empire shall have the right to terminate this Agreement and/or the License and at no cost.

14.8  Termination by Empire Due To Force Majeure Event.

      Empire may terminate this Agreement and/or the License upon thirty (30) days' prior written notice, in the event that a force majeure event set forth in Section 16.10 prevents a IBM from properly performing its obligations hereunder in excess of thirty (30) days and prior to the Acceptance Days, in excess of sixty (60) days.

14.9  Termination by Empire for Convenience.

      If deNovis is bought by a competitor of Empire, which competitors are listed in Attachment N as such Attachment N may be reasonably updated by Empire from time to time, or enters into the health insurance business as described in Section 3.12(b), Empire may terminate this Agreement for convenience at any time and at no cost to either Party, upon thirty (30) days prior written notice.

14.10 Termination related to Staten Island Sublease.

      In the event that the Parties fail to execute the Staten Island Data Center Sublease (as defined in the Master Services Agreement) within thirty (30) days of the Effective Date of the Master Services Agreement and the Master Services Agreement is terminated pursuant to Section 8.2 thereof, then upon written notice from Empire to IBM, this Agreement shall be terminated, at no cost to Empire, and the Parties shall take such actions as are necessary to return both Parties to equivalent positions as such Parties were immediately prior to the Effective Date.

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14.11 Effect of Termination.

      (a) If this Agreement is terminated prior to the Acceptance Date, Empire shall promptly return or destroy all copies of the Licensed Works (except for an archival copy retained for purposes of interpreting and enforcing its rights under this Agreement).

      (b) If, following the Acceptance Date, Empire terminates this Agreement, then, subject to Section 7.6, Empire's obligation to pay the Development and License Fee hereunder shall not terminate, except in the event Empire exercises its rights under Section 10.1(f)(ii).

      (c) If this Agreement is terminated for any reason, each Party shall promptly return to the other Party the Confidential Information of such other Party (except for an archival copy retained for purposes of interpreting and enforcing such Party's rights under this Agreement).

14.12 Survival.

      The Parties' rights and obligations under Sections 2, 3.8(c), 3.12(c), 5, 7.9, 7.10, 11, 12, 13, 14.11, 14.12, 15 and 16, the License granted to
      Empire hereunder (except as such License may be expressly terminated by Empire pursuant to this Section 14) as well as, subject to Section 14.11(b), any obligations to make payments of the Development and License Fees and other amounts accrued prior to termination, shall survive any termination of this Agreement.

15.   DISPUTE RESOLUTION

      Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by IBM or Empire, shall be resolved as provided in this Article 15.

15.1  Informal Dispute Resolution.

      (a) Subject to Section 15.1(b), the Parties initially shall attempt to resolve the dispute informally, in accordance with the following:

            (i) Upon the written notice by a Party to the other Party of a dispute ("Dispute Date"), each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

            (ii) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the dispute which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

            (iii) During the course of discussion, all reasonable requests made by a Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that a Party may be fully advised of the other's position.

            (iv) The specific format for the discussions shall be left to the discretion of the designated representatives.

      (b) Litigation of a dispute may only be commenced by either Party upon the earlier to occur of any of the following:

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            (i)   the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

            (ii) thirty (30) days have elapsed from the Dispute Date (this period shall be deemed to run notwithstanding any claim that the process described in this Section 15.1 was not followed or completed); or

            (iii) commencement of litigation is reasonably deemed appropriate by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination that a temporary restraining order or other injunctive relief is necessary with respect to this Agreement.

15.2  Litigation.

      For all litigation that may arise with respect this Agreement, the Parties irrevocably and unconditionally submit (i) to the exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the Southern District of New York or (ii) if such court does not have jurisdiction, to the Supreme Court of the State of New York, New York County. The Parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

15.3  Continued Performance.

      Except as provided in Section 16.5, each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting Empire's right to terminate this Agreement as provided in
      Section 14.

15.4  Waiver of Right to Jury Trial.

      The Parties hereby unconditionally waive their respective rights to a jury trial of any claim or cause of action arising directly or indirectly out of, related to, or in any way connected with the performance or breach of this Agreement, and/or the relationship that is being established among them.

16.   GENERAL PROVISIONS

16.1  Governing Law; Jurisdiction.

      This Agreement and performance under it shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any portion of its choice of law principles which might provide for application of a different jurisdiction's law. The Parties expressly intend to avail themselves of the benefits of Section 5-1401 of the New York General Obligations Law.

16.2  Assignment.

      (a) This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except that Empire may assign its rights and obligations under this Agreement without the approval of IBM (i) to an entity which

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            acquires all or substantially all of the assets of Empire or (ii) to any subsidiary or Affiliate or successor in a merger, acquisition, restructuring or reorganization of Empire; provided that in no event shall such assignment relieve Empire of its obligations under this Agreement.

      (b) IBM further acknowledges that Empire is contemplating as of the Effective Date a corporate reorganization and that in connection with such reorganization, Empire may assign its rights and obligations as contemplated in Section 16.2(a)(i) and (ii) above to an Affiliate, without IBM's prior written consent, and the proviso in the preceding paragraph shall be inapplicable to such assignment; provided that such Affiliate owns, directly or indirectly, the successor or equivalent organization to Empire, its securities are publicly traded, and it meets the minimum market capitalization requirements for listing on the New York Stock Exchange. Without limiting the generality of the foregoing, Empire may, without the approval of IBM, undertake any transactions necessary with respect to an initial public offering of Empire.

      (c) Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required. Any assignment made without Empire's consent as required above shall be null and void and of no effect as between the Parties.

16.3  Amendments; Waivers.

      (a) No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced.

      (b) A delay or omission by either Party to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

      (c) Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

16.4  Complete Agreement.

      This Agreement, including any Attachment referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether written or oral, with respect to such subject matter.

16.5  Suspension of Performance.

      If, at any time, Empire has not paid all amounts due hereunder in an amount equal to at least $100,000, other than amounts disputed by Empire in good faith pursuant to Section 7.7, then IBM shall have the right, in addition to all other remedies hereunder and at law and equity, to suspend its performance of maintenance and support services hereunder, within fifteen (15) days of Empire's receipt of written notice from IBM of such failure; provided that IBM shall provide an additional four (4) days' written notice (sent by certified mail to the Empire Contract Executive), subsequent to the initial fifteen (15) days' notice period, prior to any actual suspension of performance, until such time as payment is made.

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16.6   Notices.

       All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, or (iii) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

       ------------------------------------------------------------------------------------------------
       In the case of Empire:                                 with a copy of legal notices to:
       ------------------------------------------------------------------------------------------------
       Empire Blue Cross Blue Shield                          Empire Blue Cross Blue Shield
       11 W. 42/nd/ Street                                    11 W. 42/nd/ Street
       New York, New York 10036                               New York, New York 10036
       Attention: Kenneth Klepper                             Attention: General Counsel
                                                               And
                                                              Shaw Pittman
                                                              2300 N Street, NW
                                                              Washington, DC  20037
                                                              Attention: Joseph E. Kendall, Esq.
       ------------------------------------------------------------------------------------------------
       In the case of IBM:                                    With a copy of legal notices to:
       ------------------------------------------------------------------------------------------------
       IBM Contract Executive                                 IBM Global Services
       c/o Empire Blue Cross Blue Shield                      Route 100
       11 W. 42/nd/ Street                                    Somers, New York 10589
       New York, New York 10036                               Attention: General Counsel
       ------------------------------------------------------------------------------------------------
       In the case of deNovis:                                With a copy of legal notices to:
       ------------------------------------------------------------------------------------------------
       deNovis, Incorporated                                  deNovis, Incorporated
       One Cranberry Hill                                     One Cranberry Hill
       Lexington, Massachusetts 02421                         Lexington, Massachusetts 02421
       Attention: President                                   Attention: General Counsel
                                                               And
                                                              Hale and Dorr LLP
                                                              60 State Street
                                                              Boston, MA 02109
                                                              Attention: Jorge L. Contreras, Esq.
       ------------------------------------------------------------------------------------------------


       A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective. In addition to the foregoing, notices for breach, suspension by IBM pursuant to Section 16.5 and termination by IBM for convenience shall be sent by certified mail.

16.7   Compliance with Laws.

       (a) Compliance with Laws and Regulations Generally. The Licensed Works shall comply with and each Party shall perform its obligations in a manner that complies with the applicable federal, state and local laws, regulations, ordinances and codes (including

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              identifying and procuring required permits, certificates,
              approvals and inspections). If a charge occurs of non-compliance of a Party with any such laws, regulations, ordinances or codes, the Party so charged shall promptly notify the other Party of such charges in writing.

       (b) Export Laws. Each Party shall comply with all applicable United States laws and regulations which may govern the use of software by entities or persons located abroad, including without limitation the Export Administration Act of 1979, as amended (the "Export Act"), any successor legislation and the Export Administration Regulations issued by the Department of Commerce under the Export Act

       (c) HIPAA, Gramm-Leach-Bliley Act and Similar Laws. The Licensed Works and IBM shall comply with all applicable federal, state or local laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of Empire, its Affiliates, and/or their customers and consumers, including the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), Title V of the Gramm-Leach-Bliley Act (15 U.S.C. (S) 6801 et. seq.) and the Economic Espionage Act (18 U.S.C. (S) 1831 et. seq.).

16.8   No Third Party Beneficiaries.

       There are no intended third party beneficiaries to this Agreement. Without limiting the generality of the foregoing, it is expressly agreed and intended that any Affiliate of Empire or IBM shall not be a third party beneficiary of this Agreement.

16.9   Counterpart and Facsimile Signatures.

       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and each of which together shall constitute a single instrument.

16.10  Force Majeure.

       (a) Neither Party will be liable for any failure or delay in its performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by acts of terrorism, fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other such similar cause beyond the reasonable control of such Party; (ii) provided the non-performing Party is without fault in causing such failure or delay, and such failure or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including with respect to IBM by IBM meeting its obligations for performing disaster recovery services as described in this Agreement).

       (b) In such event the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four
              (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

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16.11  Revenue Sharing for Sales of the Licensed Software.

       The terms "IBM Subsidiaries", "Resellers" and "Customers" shall have the meanings for such terms set forth in the Licensing and Joint Development Agreement.

       (a) Scope of Revenue Sharing. With respect to the Licensed Software and during the Revenue Sharing Period, IBM shall pay to Empire two percent (2%) of Gross Revenue (the "Revenue Sharing"). "Revenue Sharing Period" means the period beginning on the Effective Date and ending on the effective date of the termination or expiration of the Master Services Agreement as such Master Services Agreement may be extended, amended or replaced (with IBM).

       (b) Definition of Gross Revenue. "Gross Revenue" means the U.S. Dollar value of all revenue Earned (or other consideration Earned in lieu of revenue) by IBM or IBM Subsidiaries, derived in any way from the Licensed Software (including any modifications, extensions, combinations and derivative works of and to the Licensed Software). "Gross Revenue" includes fees (or other consideration in lieu of fees) Earned by IBM or by IBM Subsidiaries, from licensing (or providing on an application services provider basis, subject to the following sentence) of the Licensed Software and providing related customization, maintenance, integration, implementation services and other professional services related to such licensing (or providing on an application services provider basis, subject to the following sentence) of the Licensed Software, but specifically excludes feasibility study and product evaluation services related to the Licensed Software. "Gross Revenue" also includes an equitable portion of application service provider fees (to determine that portion of such application service provider fees related to the Licensed Software versus related infrastructure charges) if the Licensed Software is provided on an application service provider basis. "Gross Revenue" does not include any sums paid by Empire to IBM derived from the Licensed Software.

       (c)    Bundling.

              (i) In the course of marketing the Licensed Software, the Parties acknowledge that IBM may offer products or services for which Revenue Sharing must be paid under this Section
                     16.11 together in a single offering with and other products and services that are not subject to Revenue Sharing under this Section 16.11. IBM agrees that it shall, unless and only to the extent required for a specific opportunity, refrain from significantly discounting or offering for free those products and services that are subject to Revenue Sharing under this Section 16.11 as compared to other products and services that are not subject to Revenue Sharing under this Section 16.11.

              (ii) If and to the extent that IBM is required (for a specific opportunity) to significantly discount (or offer for free) the products or services that are subject to Revenue Sharing under this Section 16.11, the amount of Gross Revenues Earned shall be equitably adjusted with respect to such opportunity to increase the amount of Revenue Sharing payable to Empire to account for the disproportionate discount on that portion of the products or services that are subject to Revenue Sharing under this Section 16.11. Such equitable adjustment shall include (as baseline data for comparison) prior sales of products or services for which Revenue Sharing must be paid under this Section 16.11 on a stand-alone (unbundled) basis.

       (d)    Payment Terms.

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              (i)    Revenue Sharing Payments. Revenue Sharing on Gross Revenues
                     shall be due and payable by IBM to Empire on a monthly basis within thirty (30) days after the end of each calendar month in which such Gross Revenues are Earned (defined below). Notwithstanding the foregoing and so long as the Master Services Agreement has not been terminated or has expired, Revenue Sharing on Gross Revenues under this
                     Section 16.11 shall be included in the calculation of Revenue Sharing Credits (as defined in the Licensing and Joint Development Agreement) provided by IBM to Empire under Section 4.3(b) of the Licensing and Joint Development Agreement for the first ten million U.S. dollars ($10,000,000) per year of Revenue Sharing. Such section 4.3(b) of the Licensing and Joint Development Agreement shall survive (for purposes of this Section 16.11(d)(i)) any termination of the Licensing and Joint Development Agreement.

              (ii) DeNovis Revenue Sharing Credits. IBM acknowledges that Empire and deNovis may enter into a transaction relating to revenue sharing based on deNovis' sales of the Licensed Software. If and to the extent that deNovis provides to IBM credits on Empire's behalf for maintenance and support services hereunder (the "deNovis Revenue Sharing Credits"), IBM shall apply such deNovis Revenue Sharing Credits as same are provided to IBM to the next monthly Maintenance Fees hereunder and any remaining deNovis Revenue Sharing Credits will be carried forward to future months' Maintenance Fees hereunder.

              (iii) Definition of Earned. "Earned" shall mean that IBM (or the applicable IBM Subsidiary) has the right under the contract with the applicable IBM Subsidiary, Reseller or Customer, to either receive payment or other consideration (including termination for convenience fees or other liquidated damages) from, or invoice the applicable IBM Subsidiary, Reseller or Customer, for amounts which would constitute Gross Revenue. For clarity, Empire, IBM intends that Revenue Sharing shall be due and payable with respect to sums or other consideration that constitute Gross Revenue even if IBM (or the applicable IBM Subsidiary) has not yet collected such sums or other consideration from the applicable IBM Subsidiary, Reseller or Customer so long as such sums are Earned. For clarity, IBM shall bear the risk that the IBM Subsidiary, Reseller or Customer fails to pay sums Earned.

              (iv) Counting of Earned Amounts as Gross Revenues. If an IBM Subsidiary Earned an amount from a Customer which would be considered Gross Revenues, only the original amount first Earned from the Customer will be included for purposes of calculating Gross Revenues, and amounts paid thereon to IBM by such IBM Subsidiary shall not be included for purposes of calculating Gross Revenues. If an IBM Subsidiary Earned an amount from a Reseller which would be considered Gross Revenues, only the original amount first Earned from the Reseller will be included for purposes of calculating Gross Revenues, and amounts paid thereon to IBM by such IBM Subsidiary shall not be included for purposes of calculating Gross Revenues.

              (v) Returns. If IBM (or their respective Subsidiaries or Resellers) is required to return to a Customer a sum or other consideration on which IBM has paid Revenue Sharing to Empire (for instance, IBM must return a sum for failing to meet a contractually required implementation date), but excluding returns caused by software defects, IBM shall give notice to Empire of such event and the Parties shall make such equitable adjustments as are necessary to reflect that Revenue Sharing should not be paid on such amount returned to the Customer.

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       (e)    Late Payment Interest. In the event that any undisputed Revenue
              Sharing payments (including Revenue Sharing Credits) are not received by Empire within five (5) days after IBM's receipt of written notice from Empire indicating that such payment is due and owing and unpaid, then IBM will pay interest on such due and unpaid amount commencing at the end of such five (5) day period and ending on the date that payment is made, at an interest rate equal to the lesser of (i) twelve percent (12%) per year; or (ii) the maximum amount permissible by law.

       (f)    Disputed Payments.

              (i) Payment of Undisputed Revenue Sharing; Good Faith Revenue Sharing Disputes. IBM shall pay undisputed Revenue Sharing when such Revenue Sharing are due under this Section 16.11. IBM may withhold payment of particular Revenue Sharing that IBM disputes in good faith, subject to Section 16.11(f)(ii).

              (ii) Disputed Revenue Sharing. With respect to particular amounts that IBM does not believe in good faith are included within Gross Revenues, are Earned or are subject to Revenue Sharing or are otherwise in dispute under this Agreement, the provisions of this Section 16.11(f)(ii) shall apply. Subject to the remainder of this Section 16.11(f)(ii), IBM may withhold payment of disputed Revenue Sharing. IBM shall notify Empire in writing on or before the date that any amount is so withheld and describe, in reasonable detail, the reason for such withholding and provide Empire with all documentation supporting its position. Empire and IBM shall diligently pursue an expedited resolution of such dispute. If the aggregate amount of all Revenue Sharing then under dispute pursuant to this Section 16.11(f) exceeds the greater of (i) one hundred thousand dollars ($100,000) of Revenue Sharing or
                     (2) one-twelfth (1/12th) of the prior year's Revenue Sharing (the "Revenue Sharing Escrow Threshold"), then for any amounts in dispute in excess of the Revenue Sharing Escrow Threshold, IBM shall deposit such amount into an escrow account. IBM shall promptly furnish evidence of any escrow deposit to Empire. The Parties agree that such escrow account shall be mutually established by the Parties at a federally chartered bank and the costs of such escrow shall be borne by the Party which is not entitled to receive over fifty percent (50%) of the escrowed funds (with the Parties splitting the costs of escrow evenly, should they both be entitled to fifty percent (50%) of the escrowed funds). The escrow account will be mutually established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, will be disbursed to IBM or Empire or both, as applicable, in accordance with the result of the dispute resolution process referred to in Section 15 or by mutual agreement of the Parties.

       (g)    Reports and Payments; Records.

              (i) Reports and Payments. While Revenue Sharing is in effect hereunder, within fifteen (15) days after the end of each calendar month, IBM shall submit a report listing (A) any contract entered into during such calendar month by IBM for the distribution of the Licensed Software to an IBM Subsidiary or a Reseller; (B) any contract entered into during such calendar month by IBM or an IBM Subsidiary for any distribution of the Licensed Software to a Customer by IBM, an IBM Subsidiary or a Reseller; (C) any contract entered into during such calendar month by IBM or an IBM Subsidiary for any services which will generate Gross Revenue; (D) the amount of Gross Revenue Earned by IBM or IBM Subsidiaries during such calendar month, and the Reseller or Customer which is obligated to

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                     pay such Gross Revenue; (E) any credits against Revenue
                     Sharing pursuant to Section 16.11(d)(v) that have accrued during such calendar month; and (F) any other details requested by Empire. Empire understands and agrees that IBM's contracts with its Resellers and Customers are confidential and will treat any information received or reviewed as IBM Confidential Information. Empire understands and agrees that in order to protect IBM's confidentiality obligations, IBM shall prepare such reports hereunder by providing only that information required for Empire to exercise its rights under this Agreement.

              (ii) Records. IBM shall maintain, subject to Section 7.10(e), complete and accurate records, audit trail and supporting documentation, in accordance with generally accepted accounting principles applied on an consistent basis, relating to (A) the amount of Gross Revenue Earned by IBM and IBM Subsidiaries; (B) IBM's distribution and licensing of Licensed Software to IBM Subsidiaries, Resellers and Customers (and IBM will impose the same requirement on IBM Subsidiaries); and (C) other information related to IBM's obligations under this Agreement.

16.12  Most Favored Customer.

       If IBM provides to another (non-U.S. government agency) customer a license to the Licensed Software and/or maintenance and support services that are similar to the license and/or maintenance and support services under this Agreement, and the prices charged to such customer are lower than the prices charged to Empire under this Agreement, the prices charged to Empire shall be equitably adjusted to provide to Empire the benefit of such lower prices. IBM shall, in good faith, compare charges for such new customer's license to the charges under this Agreement normalized on a "per member, per month" basis. Such adjustment shall be retroactive to the first date on which the lower charges to such other customer became effective. Within thirty (30) days after each anniversary of the Effective Date during the Term thereafter, IBM's Contract Executive shall certify in writing to Empire that IBM is in compliance with this Section 16.12, and shall provide the information reasonably requested by Empire to verify such compliance.

16.13  Public Disclosures.

       All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release. Notwithstanding the foregoing, IBM may (and IBM may permit deNovis to) list Empire as a customer and describe in general terms the services provided by IBM under this Agreement in proposals and other marketing materials.

16.14  Service Marks.

       Neither Party shall not, without the other Party's prior written consent, use the name, service marks or trademarks of the other Party or, with respect to IBM, the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans.

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16.15  Nonsolicitation of Employees.

       During the Term of the Master Services Agreement: (a) Empire shall neither solicit, directly or indirectly, nor hire IBM's employees engaged in the performance of IBM's obligations under this Agreement, during the period they are so engaged and for nine (9) months thereafter, without the prior written consent of IBM, and (b) IBM shall neither solicit, directly or indirectly, nor hire Empire's employees and consultants, during the period they are so engaged and for nine (9) months thereafter, without the prior written consent of Empire. The Parties acknowledge that the restrictions provided in Sections 16.15(a)-(b) shall not apply with respect to solicitation by IBM employees and Empire employees and consultants that are not directly or indirectly involved in the day-to-day operations of the Empire environment.

16.16  Covenant of Good Faith.

       Each Party, in its respective dealings with the other Party under or in connection with this Agreement, shall act in good faith.

16.17  Consents and Approval.

       Except where expressly provided as being in the discretion of a Party, where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Empire's representatives may not be fully familiar with, or necessarily insist at all times on the full and complete performance with, the terms of the Agreement. Empire's failure to insist in any one or more instances upon strict performance of any provision of the Agreement, or failure or delay to take advantage of any of its rights or remedies hereunder, or failure to notify IBM of any breach, violation, or default, shall not be construed as a waiver or construction by Empire of any such performance, provision, rights, breach, violation, or default either then or in the future or the relinquishment of any of its rights and remedies. Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

16.18  Severability.

       In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

16.19  Relationship of the Parties.

       IBM, in performing its obligations under this Agreement and furnishing the maintenance and support services, is acting as an independent contractor, and, as between the Parties, IBM has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by IBM under this Agreement. No contract of agency and no joint venture is intended to be created hereby. IBM is not an agent of Empire and has no authority to represent Empire as to any matters, except as expressly authorized in this Agreement.

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       None of IBM's employees shall be deemed employees of Empire, and, as between the Parties, IBM shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. Empire does not and shall not have actual, potential or any other control over IBM or its employees.

16.20  Mutually Negotiated.

       The Parties agree that the terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement, as each Party has been represented by counsel in its negotiation of this agreement and it represents their mutual efforts.

16.21  Effect of Headings.

       The article and section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

               [Remainder of This Page Intentionally Left Blank.]

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      IN WITNESS WHEREOF, Empire and IBM have caused this Software License and Support Agreement to be executed by their duly authorized representatives as of the Effective Date.

Empire HealthChoice, Inc.            International Business Machines Corporation



By: /s/ Michael A. Stocker            By: /s/ Thomas J. Burlin
   ------------------------------         ------------------------------------
         (Sign)                             (Sign)

Name:     Michael A. Stocker         Name:  Thomas J. Burlin
     ----------------------------         ------------------------------------
         (Print)                            (Print)

Title: Chief Executive Officer       Title: Vice President IBM Global Services
      ---------------------------          -----------------------------------

Executed solely to acknowledge its
agreement with respect to with
respect to Sections 3.2(e), 3.11(b),
4.7, 7.10, 13, 16.6 and Attachments
L and M: deNovis, Incorporated


By: /s/ Michael A. Carusi
   ------------------------------
         (Sign)

Name: Michael A. Carusi
     ----------------------------
         (Print)

Title: Acting Chief Executive Officer
      -------------------------------
                                      -48-